Exhibit 10.14

Execution Copy

ASSET PURCHASE AGREEMENT

DATED AS OF

SEPTEMBER 25, 2009

BETWEEN

BALL PLASTIC CONTAINER CORP.

AND

BWAY CORPORATION

EXHIBITS

Exhibit A	Applicable Accounting Principles
Exhibit B	Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Estoppel Certificate
Exhibit D	Assignment of Trademarks
Exhibit E	Assignment of Patents
Exhibit F	Transition Administrative Services Agreement

REQUIRED SCHEDULES

Schedule 1.1A	Permitted Liens
Schedule 1.1B	Retained Employees
Schedule 1.1C	Seller’s Knowledge
Schedule 2.1(a)(i)	Real Property Lease
Schedule 2.1(a)(iii)	Intellectual Property Assets
Schedule 2.1(a)(vi)	Leases and Contracts
Schedule 2.1(a)(xv)	Additional Purchased Assets
Schedule 2.1(b)(xvi)	Excluded Assets
Schedule 4.3(a)	Consents
Schedule 4.6	Certain Changes
Schedule 4.7	Certain Excluded Assets
Schedule 4.9	IP Agreement
Schedule 4.10(a)	Contracts
Schedule 4.12(e)	Taxes and Income Taxes
Schedule 4.12(f)	Tax Returns
Schedule 4.15(a)	Environmental Permits
Schedule 4.16(a)	Labor Relations – Legal Compliance
Schedule 4.16(b)	Labor Relations Unions
Schedule 4.17(a)	Employee Benefit Plans
Schedule 4.18(a)	Affiliated Party Transactions: Material Services and Assets
Schedule 4.18(b)	Affiliated Party Transactions: Personnel Transfers
Schedule 4.19(a)	Customers
Schedule 4.19(b)	Suppliers
Schedule 6.1	Conduct of the Business
Schedule 8.2(c)(i)	Severance Benefits
Schedule 8.2(c)(ii)	Severance Contracts
Schedule 9.1(e)	Discharge of Liens
Schedule 10.5	Buyer’s Knowledge

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 25, 2009 (“Effective Date”), is made between Ball Plastic Container Corp., a Colorado corporation (the “Seller”), and BWAY Corporation, a Delaware corporation (the “Buyer”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 1.1.

WHEREAS, the Seller is engaged in, among other things, the business of designing, developing, manufacturing, selling and distributing one to seven gallon rigid injection molded open head and screw-top pails, drums and similar containers at the Newnan Facility (collectively, the “Business”);

WHEREAS, the Seller also conducts businesses and operations, not included in the Business, at numerous locations in the United States, which businesses and operations are being retained by the Seller and are not being transferred to, or acquired by, the Buyer (the “Retained Businesses”); and

WHEREAS, the Seller has agreed to sell and the Buyer has agreed to purchase the Business, including the assumption by the Buyer of the lease in respect of the Newnan Facility, and certain of the other assets and undertakings of the Business, and will assume certain of the liabilities of the Business and the Newnan Facility as specified herein, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Accounts Receivable” has the meaning set forth in Section 2.1(a)(viii).

“Action” means any claim, action, charge, suit, arbitration, inquiry, cease and desist letter, administrative or regulatory proceeding or investigation or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Affiliate” and “control” have the respective meanings set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Affiliated Party Transaction” has the meaning set forth in Section 4.18(b).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 3.4.

“Ancillary Documents” means the Bill of Sale and Assignment and Assumption Agreement, the Assignment of Trademarks, the Assignment of Patents, the Assignment of Lease, the Transition Administrative Services Agreement and the Confidentiality Agreement.

“Applicable Accounting Principles” has the meaning set forth in Section 3.3(a).

“Apportioned Obligations” means (i) any Tax (including any additional Tax determined subsequent to the Closing Date) relating to any Purchased Asset, and (ii) all rents, royalties, utilities and other periodic charges with respect to the Newnan Facility, in each case that are due or become due without acceleration for any Straddle Period.

“Assignment of Patents” has the meaning set forth in Section 9.1(g)(iv).

“Assignment of Trademarks” has the meaning set forth in Section 9.1(g)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Basket” has the meaning set forth in Section 10.2(b).

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 9.1(g)(i).

“Business” has the meaning set forth in the Recitals.

“Business Employees” means the individuals (other than the Retained Employees) at the Newnan Facility who are employed by the Seller exclusively in connection with the Business as of the Closing Date and whose terms and conditions of employment are not subject to the Newnan Union Contract.

“Business Information” has the meaning set forth in Section 2.1(a)(iv).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Claims” has the meaning set forth in Section 10.2(a).

“Buyer Indemnified Party” has the meaning set forth in Section 10.2(a).

“Buyer’s Knowledge” means the actual knowledge of the individuals listed on Schedule 10.5.

“Cap” has the meaning set forth in Section 10.2(b).

“Claims” has the meaning set forth in Section10.3(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Balance Sheet” has the meaning set forth in Section 3.3(a).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Net Working Capital Amount” has the meaning set forth in Section 3.3(a).

“Closing Statement” has the meaning set forth in Section 3.3(a).

“Code” means the Internal Revenue Code of 1986, as amended (together with all rules and regulations promulgated thereunder).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated May 20, 2009, between the Buyer and the Seller.

“Contract” means any contract or any other legally binding agreement, commitment or undertaking other than any Employee Benefit Plan.

“Copyrights” means all unregistered copyrights, copyright registrations and applications for copyright registration (excluding in each case copyrights, registrations and applications for computer software and databases).

“Defined Benefit Plan” has the meaning set forth for such term in ERISA Section 3(35).

“Defined Contribution Plan” means a defined contribution plan intended to be qualified under Section 401(a) of the Code.

“Dollars” and the sign “$” each means lawful money of the United States of America.

“Effective Date” has the meaning set forth in the Preamble.

“Employee Benefit Plan” has the meaning set forth in Section 4.17(a).

“Employees” means the employees of the Seller as of the Closing Date (including the Retained Employees) and the former employees of the Seller (whether or not such employees were engaged in the Business prior to their termination of employment), in each case, excluding the Business Employees and the Union Employees.

“Environmental Laws” means any Law relating to Hazardous Materials and the protection of the environment or human health as it relates to exposure to Hazardous Materials.

“Environmental Permits” means licenses, permits, approvals, applications and authorizations from any Governmental Entity, whether federal, state or local, domestic or foreign, which are required under or issued under Environmental Laws.

“Equipment” has the meaning set forth in Section 2.1(a)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (together with all rules and regulations promulgated thereunder).

“ERISA Affiliate” has the meaning set forth in Section 4.17(a).

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Excluded Names” has the meaning set forth in Section 2.1(b)(viii).

“Final Net Working Capital Amount” has the meaning set forth in Section 3.3(d).

“Final Statement” has the meaning set forth in Section 3.3(c).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any nation or government, any state or other political subdivision thereof, and any other foreign or domestic entity, authority or body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any government authority, agency, department, corporation, board, commission, court, self-regulatory authority, tribunal or instrumentality of any nation or government or any political subdivision of any of the foregoing.

“Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive or words of similar meaning or effect or as a pollutant or contaminant under any Environmental Law, including (i) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

“Income Tax” or “Income Taxes” means a tax or taxes of any kind or nature, or however denominated, including any federal, provincial, state, local or foreign tax imposed on or measured by the net income, net profits, branch profits or net worth (including any franchise tax imposed in lieu of the foregoing).

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Intellectual Property Assets” has the meaning set forth in Section 2.1(a)(iii).

“Inventory” has the meaning set forth in Section 2.1(a)(vii).

“IP Agreements” has the meaning set forth in Section 2.1(a)(iii).

“IRS” means the United States Internal Revenue Service.

“Law” means any applicable United States or non-U.S. federal, provincial, state or local statute, common law, civil law, code, rule, regulation, ordinance, permit, order, writ, injunction, judgment or decree of any Governmental Entity.

“Lease Assignment and Assumption” has the meaning set forth in Section 9.1(g)(i).

“Lien” means, with respect to any property or asset, any mortgage, pledge, security interest, charge, claim, encumbrance or other lien in respect of such property or asset.

“Losses” means any losses, damages, liabilities, penalties, fines, costs and expenses (including reasonable and documented attorneys’ and accountants’ fees and disbursements incurred in the investigation or defense of the same), whether or not involving a Third Party Claim.

“Net Working Capital Amount” means, as of any date and time of determination, the amount equal to (i) the current assets of the Business minus (ii) the current liabilities of the Business, calculated in accordance with the Applicable Accounting Principles.

“Neutral Auditor” has the meaning set forth in Section 3.3(c).

“Newnan Facility” has the meaning set forth in Section 2.1(a)(i).

“Newnan Union Contract” means the collective bargaining agreement dated September 16, 2007 between Ball Plastic Container Corp. and UNITE HERE, on behalf of Local 358 and all amendments thereto.

“Objection Notice” has the meaning set forth in Section 3.3(b).

“Parties” means the Seller and the Buyer together, and “Party” means the Seller, on the one hand, or the Buyer, on the other hand, as the case may be.

“Patents” means all patents, patent applications and related patent rights, including all reexamination certificates, reissues, divisionals, continuations and continuations-in-part and extensions, all improvements thereon, as well as unpatented inventions and the contents of any and all invention disclosures and open invention dockets for which no patent application has been filed.

“Permits” means all licenses, franchises, permits, consents, certificates, approvals, applications, product registrations and authorizations from any applicable Governmental Entity, whether federal, state or local, domestic or foreign, other than Environmental Permits.

“Permitted Liens” means any (i) mechanics’, materialmen’s and similar Liens imposed by Law with respect to amounts not yet due and payable or the validity of which is being contested in good faith, (ii) Liens for Taxes not yet due and payable or the validity of which is being contested in good faith, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation or similar Laws or to secure the performance of statutory obligations, (iv) easements, rights-of-way, restrictive covenants, servitudes and other similar matters of record or similar restrictions affecting real property which do not materially impair the value or materially interfere with any present use of such property or asset, (v) Liens set forth on Schedule 1.1A that secure leased equipment and other leased tangible personal property, and (vi) statutory Liens arising in favor of the lessor arising in connection with the Newnan Facility.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, or other entity or organization, including Governmental Entities.

“Prohibited Business” has the meaning set forth in Section 7.9(a).

“Purchase Price” has the meaning set forth in Section 3.2.

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchased Contracts” has the meaning set forth in Section 2.1(a)(vi).

“Real Property Lease” has the meaning set forth in Section 2.1(a)(i).

“Reference Balance Sheet” means the unaudited balance sheet of the Business at and for the period ended August 30, 2009 and included in the Financial Statements.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into or through the environment or any natural or man-made structure.

“Resolution Period” has the meaning set forth in Section 3.3(b).

“Retained Businesses” has the meaning set forth in the Recitals.

“Retained Employees” means those individuals set forth on Schedule 1.1B.

“Review Period” has the meaning set forth in Section 3.3(b).

“Seller” has the meaning set forth in the Preamble.

“Seller Claims” has the meaning set forth in Section 10.3(a).

“Seller Disclosure Schedules” means the schedules delivered by the Seller to the Buyer concurrently herewith and identified by the Seller as the Seller Disclosure Schedules, as updated and supplemented in accordance herewith.

“Seller IC Plans” has the meaning set forth in Section 8.7.

“Seller Indemnified Party” has the meaning set forth in Section 10.3(a).

“Seller’s Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1C.

“Specified Consent” has the meaning set forth in Section 7.2(b).

“Straddle Period” means (i) in respect of Taxes, any Tax year or period beginning on or before the Closing Date and ending after the Closing Date and (ii) in respect of Apportioned

Obligations other than Taxes, a period beginning on or before the Closing Date and ending after the Closing Date.

“Target Net Working Capital Amount” has the meaning set forth in Section 3.3(d).

“Tax” or “Taxes” means a tax or taxes of any kind or nature, or however denominated, including any federal, provincial, state, local or foreign sales, use, ad valorem, conveyance, goods and services, customs duties, stamp, documentary, recording, transfer, registration, excise, premium, real property, personal property, intangibles, environmental, rent, estimated, social security, severance, unemployment, disability, payroll, license, occupancy, occupational, worker’s compensation, health care, value added gross receipts, alternative, add-on minimum, employee tax or other withholding, and including any interest, penalties or additions to tax or additional amounts in respect of the foregoing whether disputed or not, including any transferee or secondary liability for a tax and any liability assumed by agreement, or being included or required to be included on any Tax Returns relating thereto; provided, however, that “Tax” and “Taxes” will not include any Income Taxes.

“Tax Returns” means, with respect to any Tax, any return, report, information return or other document (including any related or supporting information and any amendment to any of the foregoing) for such Tax, and any return, report, statement, declaration, claim for refund or document filed or required to be filed under the Law for such Tax.

“Income Tax Returns” means, with respect to any Income Tax, any return, report, information return, or other document (including any related or supporting information and any amendment to any of the foregoing) for such Income Tax, and any return, report, statement, declaration, claim for refund or document filed or required to be filed under the Law for such Income Tax.

“Technology” means all technical information and know-how, confidential or non-confidential, inventions, and trade secrets, including all information and know-how related to increasing manufacturing efficiency and profitability, and all patterns, plans, designs, research data, formulae, manufacturing, sales, service or other processes, operating manuals, drawings, equipment and parts lists (with any related descriptions and instructions), manuals, data, records, procedures, packaging instructions, product specifications, analytical methods, sources and specifications for raw materials, manufacturing and quality control procedures, toxicity and health and safety information, environmental compliance and regulatory information, research and development records and reports and other documents relating to the foregoing, in each case to the extent the foregoing relates primarily to the Business, but does not include any Patents, Copyrights, Trademarks and/or computer software.

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Tooling” has the meaning set forth in Section 7.7(b).

“Trademarks” means all common law and registered trademarks, service marks, logos, trade dress and trade names, the goodwill of the business symbolized thereby, other business,

product or service identifiers and all registrations and applications for registration of the foregoing.

“Transfer Tax” means any amount that is required to be paid in respect of any transfer, sales, use, recording or similar taxes (including any registration and/or stamp taxes, levies and duties) that may be imposed by reason of the sale, assignment, transfer or delivery of the Purchased Assets.

“Transferred Business Employees” has the meaning set forth in Section 8.1(a).

“Transferred Employees” has the meaning set forth in Section 8.1(a).

“Transferred Union Employees” has the meaning set forth in Section 8.1(a).

“Transition Administrative Services Agreement” has the meaning set forth in Section 9.1(g)(v).

“Treasury Regulation” means the final or temporary regulations promulgated under the Code, in effect from time to time.

“Union Employees” means the individuals at the Newnan Facility whose terms and conditions of employment are governed by the Newnan Union Contract.

“United States” or “U.S.” means the United States of America.

“WC Threshold Amount” has the meaning set forth in Section 3.3(e).

Section 1.2 Construction. For purposes of this Agreement:

(a) Whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include masculine and feminine genders.

(b) The words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections, Schedules and Exhibits to this Agreement.

(d) The terms “hereof,” “hereunder,” “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties, and consequently,

this Agreement will be interpreted without reference to any rule or precept of Law to the effect that any ambiguity in a document be construed against the drafter.

Article II

PURCHASE AND SALE OF PURCHASED ASSETS

AND ASSUMPTION OF ASSUMED LIABILITIES

Section 2.1 Purchased Assets and Excluded Assets.

(a) At and subject to the Closing, the Seller shall sell, assign, transfer and convey (or cause to be sold, assigned, transferred or conveyed) to the Buyer, and the Buyer shall purchase from the Seller, as a going concern, the Purchased Assets and the Business, free and clear of all Liens, other than Permitted Liens. As used herein, the “Purchased Assets” means all right, title and interest of the Seller in, to and under all of the assets, personal and mixed, tangible and intangible, owned or held by the Seller that are used or held for use exclusively in the conduct or operation of the Business, as each shall exist on the Closing Date (in all cases other than to the extent included in the Excluded Assets), including all of such right, title and interest in, to and under the following:

(i) Real Property: the leasehold interest of the Seller as lessee under the real property lease described in Schedule 2.1(a)(i) (the “Real Property Lease”), and the premises, together with all buildings (or leased portion thereof), fixtures and improvements, covered thereby (the “Newnan Facility”).

(ii) Personal Property Other Than Inventory: the furniture, fixtures, machinery, equipment, equipment subassemblies, furnishings, vehicles, tools, dies, jigs, stores, packaging materials, pallets, wooden pallets, office and other office supplies and other tangible personal property that is (i) located at the Newnan Facility, or (ii) otherwise used or held for use exclusively in the Business, whether or not such property is reflected as an asset on the books and records of the Seller, but excluding (A) any plastic pallets stamped with the name “Ball” or any derivative thereof, office and other supplies to the extent included in the Excluded Assets and (B) Inventory (collectively, the “Equipment”).

(iii) Intellectual Property Assets: (A) the Patents, Trademarks, and Copyrights listed or described in Schedule 2.1(a)(iii), (B) subject to Section 2.1(c), all Technology that relate exclusively to the Business (including, without limitation, the fourth generation screw-top product in development) (C) all agreements under which the Seller has granted, or has been granted, the right to use any Technology or any Patents, Trademarks or Copyrights, in each case, where such agreements relate exclusively to the conduct or operation of the Business and (without limiting Section 7.2) are legally assignable by the Seller (the “IP Agreements”), and (D) rights to sue for current and past infringement of any of the rights or agreements referred to in this Section 2.1(a)(iii) (the Purchased Assets described in this Section 2.1(a)(iii), collectively, the “Intellectual Property Assets”).

(iv) Business Information: the books and records (A) customarily located at the Newnan Facility (other than those (1) exclusively related to Excluded Assets or (2) exclusively related to an Excluded Liability and not material to the post-Closing conduct of the Business) or (B) customarily located at locations other than the Newnan Facility, in each case, which are used exclusively in the Business, including applicable files, telephone directories, invoices, credit and sales records, personnel records (subject to applicable Law), customer lists (including addresses and phone numbers), supplier lists, manuals (including policy manuals), drawings, accounting books and records, detailed fixed-asset ledgers and records, sales literature, current price lists and discounts, promotional signs and literature, marketing and sales programs, manufacturing and quality control records and procedures and compliance policies and procedures and computer disks and tapes with the foregoing books and records stored on them (collectively, “Business Information”); provided that the Seller may retain and provide the Buyer with copies of any Business Information that the Seller deems reasonably necessary for the Seller’s ongoing business or for Tax or Income Tax purposes or for performance of obligations or liabilities retained by the Seller hereunder.

(v) Governmental Permits: without limiting Section 7.2, the Permits and the Environmental Permits issued by a Governmental Entity exclusively with respect to the conduct or operation of the Business to the extent transferable.

(vi) Leases and Contracts: the rights of the Seller in, to and under all contracts, arrangements, licenses, leases, sales orders, purchase orders, quotations, bids, commitments and other agreements, whether written or oral, to the extent related exclusively to the conduct or operation of the Business, including, the contracts listed in Schedule 2.1(a)(vi), the Real Property Lease, the IP Agreements and the Newnan Union Contract (the “Purchased Contracts”).

(vii) Inventory: the inventories of raw materials, work-in-process, finished products, spare parts and replacement parts located at the Newnan Facility and related exclusively to the conduct or operation of the Business or located at a contract manufacturer or facility of another third party and held exclusively for the use of the Business (the “Inventory”).

(viii) Accounts Receivable: all notes and accounts receivable arising from the sale of goods by the Business to third parties who are not Affiliates of the Seller (the “Accounts Receivable”), to the extent exclusively related to the Business or the Purchased Assets.

(ix) Computer Software: subject to Section 2.1(c) and without limiting Section 7.2, to the extent assignable, the rights of the Seller to all computer software used or held for use exclusively in connection with the conduct or operation of the Business, including all documentation and source codes with respect to such software (to the extent the Seller possesses such documents or source codes) and, to the extent they relate exclusively to the conduct or operation of the Business and, without limiting Section 7.2, they are legally assignable or transferable by the Seller, licenses and leases of such software.

(x) Restrictions on Competition and Confidentiality: all rights of the Seller to enforce restrictions on competition and obligations regarding confidentiality or limited use of information imposed on third parties and present and former officers, executives and employees of the Seller, to the extent such restrictions and obligations relate exclusively to the Business and, without limiting Section 7.2, are assignable by Seller.

(xi) Warranties, etc: all warranties, representations, indemnities, guarantees and similar rights in favor of the Seller to the extent related exclusively to any Purchased Assets.

(xii) Goodwill and Associated Assets: any and all goodwill, customer lists, going concern value and similar assets, to the extent related exclusively to, or used exclusively in, the conduct or operation of the Business.

(xiii) Claims: all causes of actions, lawsuits, judgments, claims and demands of any nature available from and after the Closing with respect to any other Purchased Asset, whether arising by counterclaim or otherwise.

(xiv) Credits and Prepayments: any credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items (including rents and licenses), deposits and claims for refunds or reimbursements, in each case, to the extent exclusively related to one of the other Purchased Assets and/or Assumed Liabilities.

(xv) Additional Purchased Assets: any other assets, rights and properties set forth on Schedule 2.1(a)(xv).

(b) Notwithstanding anything herein to the contrary (including Section 2.1(a)), the Seller and its Affiliates shall retain all of their respective rights, title and interests in and to, and shall not, and shall not be deemed to, sell, transfer, assign, convey or deliver to the Buyer any of the following, as they exist on the Closing Date (collectively, the “Excluded Assets”):

(i) any cash or cash equivalents, including any marketable securities or certificates of deposit, or any collected funds or items in the process of collection at the financial institutions of the Seller or any of its Affiliates through and including the Closing Date;

(ii) (A) any rights of the Seller or any of its Affiliates with respect to any Income Tax refunds, credits, rebates or abatements, or to any Tax refunds, credits or abatements with respect to assets that are not Purchased Assets; (B) any rights to credits, refunds, rebates or abatements of Taxes with respect to the Purchased Assets relating to periods (or portions thereof) ending on or prior to the Closing Date; and (C) any Tax Returns or Tax records of the Seller or any of its Affiliates that relate to the Excluded Assets;

(iii) any credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items, deposits and claims for refunds or reimbursements, in each case, to the extent relating to the Excluded Assets and/or Excluded Liabilities;

(iv) any rebates payable by suppliers to the Business as a result of purchases made by the Business prior to the Closing;

(v) subject to Section 7.10, any property, casualty or other insurance policy or related insurance services contract held by the Seller or any of its Affiliates, and any rights of the Seller or any of its Affiliates under any such policy or contract;

(vi) any Employee Benefit Plans and underlying assets or any rights in the Employee Benefit Plans, except as specifically provided in Article VIII;

(vii) any rights of the Seller or the Seller Indemnified Parties under this Agreement, any Ancillary Document or any other agreement between the Seller and the Buyer;

(viii) any rights in, relating to, or for use or exploitation of, any trademark, service mark, brand name, certification mark, trade name, corporate name, domain name that includes the terms “Ball”, “Ball Plastics”, “Ball Aerosol”, or “U.S. Can” or any derivative thereof (the “Excluded Names”);

(ix) the Retained Businesses and any assets, rights, businesses and properties of the Seller or any of its Affiliates used in the conduct or operation of the Retained Businesses;

(x) the corporate charter, qualification to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate seal, minute books, stock transfer books, blank stock certificates, books and records relating to federal, provincial, state, local or foreign income, gross receipts, franchise, estimated alternative minimum or add-on taxes, and any other documents, in each case, to the extent relating to the governance, organization, maintenance and existence of the Seller as a corporation;

(xi) any licenses with respect to commercially available or “off-the-shelf” computer software;

(xii) any notes, accounts receivable, deposits or prepaid expenses other than those described in Section 2.1(a)(viii);

(xiii) any intellectual property rights other than those included in the Intellectual Property Assets;

(xiv) any computer software (and any licenses or leases of computer software) other than as described in Section 2.1(a)(ix);

(xv) the right to enforce any restrictions on competition and/or obligations regarding confidentiality or limited use of information imposed on third parties and present and former officers, executives and employees, to the extent such restrictions and obligations relate to the Excluded Assets, Excluded Liabilities or Retained Businesses; and

(xvi) any rights of the Seller and any of its Affiliates under Section 2.1(c) and any other assets, rights and properties set forth on Schedule 2.1(b)(xvi).

(c) With respect to licenses for the operating systems and software installed on the desktop or laptop computers contained in the Purchased Assets, (but, for the avoidance of doubt, not in any manufacturing equipment or machinery) the Seller agrees, solely for the convenience of the Buyer, not to remove such operating systems or software from such desktop or laptop computers; provided, however, that the Seller makes no representation or warranty with respect to the transfer or assignment of such operating systems or software and assumes no responsibility (financial or otherwise) for providing any necessary licenses to the Buyer for the transfer of such operating systems and software.

Section 2.2 Assumed Liabilities and Excluded Liabilities.

(a) Assumed Liabilities. Subject to the provisions of clause (b) of this Section 2.2, the Buyer shall, as of and subject to the Closing, assume and undertake to pay, satisfy or discharge all of the following liabilities or obligations (collectively, the “Assumed Liabilities”):

(i) all liabilities and obligations that constitute current liabilities of the Business, to the extent included in the calculation of Closing Working Capital;

(ii) all liabilities and obligations accruing after the Closing under the Purchased Contracts (which for the avoidance of doubt, shall not include liabilities or obligations arising prior to or after the Closing as a result of pre-Closing breaches or defaults thereunder);

(iii) all liabilities and obligations in respect of the Transferred Employees to the extent specifically assumed by the Buyer pursuant to Article VIII;

(iv) all liabilities and obligations to third parties arising from services (including improperly performed repair services) provided or products sold by the Buyer after the Closing in connection with the Business, including all product return, rebate, credit and warranty obligations, and all product liabilities, but excluding any such liabilities and obligations arising from or relating to products that are included in Inventory and are sold by Buyer within 60 days of the Closing Date;

(v) all liabilities and obligations to the extent arising from the post-Closing ownership of the Purchased Assets or the conduct or operation of the Business after the Closing, including liabilities and obligations arising out of or relating to the generation, use, handling, treatment, storage, transportation, disposal or Release of any Hazardous Materials in connection with the Business following the Closing, including any such liabilities or obligations to the extent arising under, or resulting from violations of, Environmental Laws; and

(vi) subject to Sections 7.4 and 7.5 hereof, all liabilities and obligations with respect to Taxes arising in connection with the Business or the Purchased Assets for any taxable period or ratable portion thereof beginning after the Closing Date.

(b) Excluded Liabilities. The Buyer expressly does not, and shall not, assume or be deemed to assume, any liabilities, obligations or commitments of the Seller or any of its Affiliates of any nature whatsoever, whether known or unknown, contingent or otherwise (collectively, the “Excluded Liabilities”) that are not expressly set forth in clause (a) of this Section 2.2. Without limiting the generality of the foregoing, the Buyer shall not assume or be liable for, and the Assumed Liabilities shall in no event include, any liability, obligation or responsibility of the Seller or any of its Affiliates arising out of or relating to:

(i) (A) any liability of the Seller or any of its Affiliates (1) with respect to any Income Tax or (2) any Tax with respect to assets that are not Purchased Assets or (B) any liability for any Tax with respect to the Business or the Purchased Assets relating to periods (or portions thereof) ending on or prior to the Closing Date;

(ii) any liabilities related to obligations under any Employee Benefit Plan (whether pursuant to the terms of such Employee Benefit Plan or ERISA), including, but not limited to, the Seller’s Defined Benefit Plan and the Seller’s Defined Contribution Plan;

(iii) any liabilities and obligations relating to the employment, compensation, employee benefits or termination of employment of any of the (i) Business Employees and Union Employees who do not become Transferred Employees and (ii) Employees;

(iv) any liabilities or obligations relating to or arising from the acquisition, ownership or use of any Excluded Asset;

(v) the liabilities and obligations to make the continuation bonus payments pursuant to the agreements listed on Schedule 8.2(c)(ii).

(vi) any liabilities or obligations to any Person with respect to any Action relating to or arising from the ownership of the Purchased Assets or the operation of the Business prior to the or on the Closing, whether or not such Action is pending, threatened or asserted before, on or after the Closing, except to the extent set forth in Sections 2.2(a)(i) or 2.2(a)(vii); or

(vii) all liabilities and obligations to third parties arising out services provided or products sold or repaired by the Business prior to the Closing or arising from or relating to products that are included in Inventory and are sold by Buyer within 60 days of the Closing Date.

Article III

PURCHASE PRICE AND CLOSING

Section 3.1 Closing. The closing of the sale and purchase of the transactions contemplated by this Agreement (the “Closing”) shall take place no less than three or more than five business days following the satisfaction or waiver of each condition to Closing set forth in Article IX (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing) (but in any event not sooner than October 23, 2009 unless mutually agreed by the Buyer and Seller), at the offices of the Seller, 10 Longs Peak Drive, Broomfield, Colorado 80021, or at such other place or on such other date as the Parties may agree in writing. The date on which the Closing actually occurs will be referred to as the “Closing Date,” and except as otherwise expressly provided herein, the Closing shall for all purposes be deemed effective as of 12:01 a.m., prevailing Eastern time, on the Closing Date.

Section 3.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay and deliver to the Seller (or cause to be paid and delivered to the Seller), an amount equal to THIRTY TWO MILLION DOLLARS ($32,000,000) (as adjusted pursuant to Section 3.3, “Purchase Price”), by wire transfer, of immediately available funds to an account designated by the Seller not later than two business days prior to the Closing.

Section 3.3 Purchase Price Adjustments.

(a) Within 30 days after the Closing Date, the Seller shall in good faith prepare and deliver to the Buyer a statement (the “Closing Statement”) consisting of (i) an unaudited consolidated balance sheet of the Business as of the opening of business on the Closing Date (the “Closing Balance Sheet”), (ii) a calculation in reasonable detail of the Net Working Capital Amount as of the opening of business on the Closing Date, as shown on the Closing Balance Sheet (the “Closing Date Net Working Capital Amount”) and (iii) a calculation of the amount, if any, payable pursuant to clause (d) of this Section 3.3. The Closing Statement shall be prepared in accordance with the accounting principles, practices and methodologies set forth in Exhibit A (the “Applicable Accounting Principles”).

(b) The Buyer shall have 30 days to review the Closing Statement from the date of its receipt thereof (the “Review Period”). During the Review Period, the Buyer and its authorized representatives shall have reasonable access to all relevant books and records of the Seller to the extent required to complete its review of the Closing Statement. If the Buyer objects to any aspect of the Closing Statement, then the Buyer must deliver a written notice of objection (the “Objection Notice”) to the Seller on or prior to the expiration of the Review Period; provided that the Buyer may so object to the Closing Statement based only on the existence of mathematical errors therein or on the failure of the Closing Statement to be prepared in accordance with the Applicable Accounting Principles. The Objection Notice shall specify in reasonable detail any adjustment to the Closing Statement proposed by the Buyer and the basis therefor, including the specific items proposed to be adjusted and the specific Dollar amount of each such proposed adjustment and a reasonably detailed explanation of how such proposed adjustment was calculated. If the Buyer delivers an Objection Notice to the Seller on or prior to the expiration of the Review Period in accordance with this Section 3.3(b), the Buyer and the Seller shall, for a period of 30 days thereafter (the “Resolution Period”), attempt in good faith to resolve the matters properly contained therein. If the Buyer and the Seller reach an agreement with respect to any disputed items as evidenced by a written resolution, signed by each of the Buyer and the Seller, any agreement with respect to such matter shall be final, binding, conclusive and non-appealable for all purposes hereunder and the Seller shall revise the Closing Statement to reflect such agreement. Except to the extent properly challenged in an Objection Notice as provided in this Section 3.3(b), or in the event the Buyer does not deliver an Objection Notice to the Seller in accordance with this Section 3.3(b) prior to the expiration of the Review Period, the Buyer shall be deemed to have agreed to the undisputed portions of the Closing

Statement (as the case may be) shall be final, binding, conclusive and non-appealable for all purposes hereunder.

(c) If, at the conclusion of the Resolution Period, the Buyer and the Seller have not reached an agreement with respect to all disputed matters contained in the Objection Notice, then within 10 business days thereafter, the Buyer and the Seller shall engage and shall submit for resolution those of such matters remaining in dispute to a nationally recognized independent accounting firm mutually acceptable to the Seller and the Buyer or, in the absence of agreement on the accounting firm within 10 business days of notice by the Buyer or the Seller of intent to initiate such a referral, to an accounting firm determined by the American Arbitration Association (the “Neutral Auditor”). The Neutral Auditor shall act as an arbitrator to resolve (based solely on presentations of the Buyer and the Seller and not by independent review) only those matters included in the Objection Notice and still in dispute at the end of the Resolution Period. The resolution of any such disputed matter by the Neutral Auditor shall be limited (i) to whether the Closing Statement was prepared with respect to such matter in accordance with Section 3.3(a), and (ii) if the Closing Statement has not been so prepared, to modifying the Closing Statement to reflect the recalculation of such matter in accordance with such Section. The Buyer and the Seller shall direct the Neutral Auditor to render a resolution of all such disputed matters within 30 days after its engagement or such other period agreed upon by the Buyer and the Seller. The resolution of the Neutral Auditor shall be set forth in a written statement delivered to each of the Parties and shall be final, binding, conclusive and non-appealable for all purposes hereunder. The Closing Statement, once modified and/or agreed to in accordance with Section 3.3(b) or this Section 3.3(c), shall become the “Final Statement”. All fees and expenses relating to the work performed by the Neutral Auditor shall be borne one half by the Buyer and one half by the Seller. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the Party incurring such cost and expense.

(d) Subject to clause (e) of this Section 3.3,

(i) if the Closing Date Net Working Capital Amount as stated on the Final Statement exceeds Four Million Fifty Thousand Dollars ($4,050,000) (the “Target Net Working Capital Amount”), then the Buyer shall pay to the Seller an amount equal to such excess by wire transfer of immediately available funds to the account designated in writing by the Seller, within 5 business days after the date on which the Closing Statement becomes the Final Statement; or

(ii) if the Closing Date Net Working Capital Amount is less than the Target Net Working Capital Amount, then the Seller shall pay to the Buyer an amount equal to the amount of such shortfall, by wire transfer of immediately available funds to the account designated in writing by the Buyer, within 5 business days after the date on which the Closing Statement becomes the Final Statement.

(e) Notwithstanding the foregoing provisions of this Section 3.3, no adjustment to the Purchase Price pursuant to Sections 3.3(d)(i) or 3.3(d)(ii) shall be made unless such adjustment (whether an increase or a decrease) would exceed One Hundred Thousand Dollars ($100,000)

(the “WC Threshold Amount”), in which case, the full amount of the adjustment, inclusive of the WC Threshold Amount, shall be made.

(f) Except to the extent prohibited by Law, payments pursuant to this Section 3.3 will be treated by the Parties as an adjustment to the Purchase Price.

Section 3.4 Allocation of Purchase Price. The Seller and the Buyer agree to determine for Income Tax and Tax purposes the amount of and allocate the Purchase Price and Assumed Liabilities among the Purchase Assets in accordance with the fair market value of the Purchased Assets. Within 120 days after the Closing Date, the Buyer shall provide to the Seller copies of IRS Form 8594 and any required exhibits thereto, prepared in accordance with Section 1060 of the Code (the “Allocation Statement”), with the Buyer’s proposed allocation of the consideration (as determined for purposes of Section 1060). The Allocation Statement shall be amended within 15 days of any final adjustment under Section 3.3, to reflect any such payment in the Allocation Statement. The Seller shall review the Allocation Statement and, to the extent the Seller in good faith disagrees with the content of the Allocation Statement, the Seller shall, within 30 days after receipt of the Allocation Statement, provide written notice to the Buyer of such disagreement, which notice shall contain specific items of disagreement and reasons therefor. If the Seller does not object by written notice within such 30-day period, the Buyer’s Allocation Statement shall be final, binding and conclusive for all Income Tax and Tax purposes. If, however, the Parties are unable to agree on the Allocation Statement within thirty (30) days of the Buyer’s receipt of the Seller’s written notice objecting to the Allocation Statement, the items in dispute shall be resolved by the Neutral Auditor. Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Neutral Auditor will determine (based solely upon representations of the Buyer and the Seller and not by independent review) only those matters in dispute, and will render a written report as to the disputed matters and the resulting allocation of the consideration, which report shall be conclusive and binding upon the Parties. The fees, expenses and costs of the Neutral Auditor shall be borne equally by the Parties. No Party shall take any position inconsistent with the Allocation Statement (or any adjustment to such Allocation Statement, as modified by the Neutral Auditor or contemplated by the next sentence) for Income Tax and Tax reporting purposes (including on IRS Form 8594), except as required otherwise by applicable Law. Any adjustments to the consideration shall be allocated as provided by Treasury Regulation § 1.1060-1(c). In the event that the allocation as determined hereunder is disputed by any Tax Authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties and keep the other Parties apprised of material developments concerning resolution of such dispute.

Section 3.5 Tax Reporting.

(a) For the taxable year that includes the Closing Date, the Buyer and the Seller shall prepare, in a manner consistent with the allocation pursuant to Section 3.4, and timely file with the applicable Government Entity all Income Tax Returns (including any forms, statements and documents required to be prepared and/or filed in connection with such Tax Returns and any other forms or statements required by the Code, the IRS or any other applicable Governmental Entity) that are connected to (or otherwise affected by) the transactions contemplated hereunder. Each of the Buyer and the Seller agree to promptly provide the other Party with any additional information and reasonable assistance required to complete any such form or report (including any required forms, statements and documents) or compute income taxes arising in connection with (or otherwise affected by) the transactions contemplated hereunder.

(b) The Buyer and the Seller shall promptly inform one another in writing of any challenge by any taxing authority to any allocation of the Purchase Price plus the Assumed Liabilities among the Purchased Assets and agree to consult with and keep one another informed and cooperate in good faith with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in, and in all cases subject to, the Seller Disclosure Schedules, the Seller represents and warrants to the Buyer as follows:

Section 4.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or lease of the Purchased Assets or the conduct of the Business requires such qualification or license, except where the failure to be so qualified or be so licensed would not have a material adverse effect on the Business. The Seller has all requisite corporate power and authority to carry on the Business as currently conducted and to own, lease or use, as the case may be, the Purchased Assets.

Section 4.2 Authorization of Transaction. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller has taken all corporate action required to authorize the execution and delivery of this Agreement and the Ancillary Documents, the performance of the Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and each of such Ancillary Documents when executed and delivered by the Seller will constitute, a valid and legally binding obligation of the Seller (assuming valid execution and delivery of this Agreement and the Ancillary Documents by the other parties thereto), enforceable against the Seller in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability affecting creditors’ rights, or by general equity principles.

Section 4.3 Noncontravention; Consents.

(a) The execution and delivery by the Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation by the Seller of the transactions contemplated hereby and thereby, do not: (i) violate any Law in any material respect; (ii) conflict with or result in a breach of any provision of the certificate of incorporation, bylaws or other organizational documents of the Seller; (iii) except as set forth in Schedule 4.3(a), require any consent of or other action by any Person under, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, or cause or permit termination, cancellation, acceleration or other change of any material right or obligation or the loss of any material benefit under, any provision of any material Purchased Contract; or (iv) result in the creation or imposition of any Lien, other than any Permitted Liens, upon any material Purchased Asset.

(b) No material notices, Permits, consents, approvals, authorizations, qualifications or orders of Governmental Entities are required for the consummation by the Seller of the transactions contemplated hereby or by the Ancillary Documents to which it is a party.

Section 4.4 Financial Statements; Accounting Controls.

(a) The Seller has delivered to the Buyer complete copies of (i) unaudited financial statements of the Business at and for the periods ended December 31, 2008 and (ii) unaudited interim financial statements of the Business at and for the eight month period ended August 30, 2009, consisting of in the case of each of clauses (i) and (ii) a schedule of assets and liabilities and statements of income or operations (excluding corporate allocated costs), and cash flows (collectively, the “Financial Statements”). The Financial Statements have been prepared from the books of account and other financial records of the Seller in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects the financial position, results of operations and cash flows of the Business at and for the respective periods indicated (subject, in the case of the Reference Balance Sheet, to normal year-end adjustments, which will not be material to the Business taken as a whole).

(b) The Seller has devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.5 Liabilities. Except for the Excluded Liabilities, the Business does not have any material liabilities or obligations of any nature that would be required to be stated on a balance sheet, whether absolute, accrued, contingent or otherwise, that would be Assumed Liabilities, other than liabilities and obligations (i) incurred in the ordinary course of business since the Effective Date, (ii) disclosed in or contemplated by this Agreement, the Seller Disclosure Schedules, the Closing Statement or any Ancillary Document (including the Assumed Liabilities), or (iii) arising under the Purchased Contracts.

Section 4.6 Absence of Certain Changes. Except as disclosed in the Financial Statements, as set forth on Schedule 4.6 and for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since December 31, 2008, the Business has been operated only in the ordinary course consistent with past practice, there has not been any event, development, or state of circumstances that has had or is reasonably be expected to have a material adverse effect on the Business and with respect to the Business, the Seller has not:

(a) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) involving more than $100,000 with respect to the Business, other than (i) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations incurred in the ordinary course of business and consistent with past practice and (ii) the payment, discharge or satisfaction of any Excluded Liabilities;

(b) permitted or allowed any of the Purchased Assets to become subject to any Lien other than Permitted Liens;

(c) sold, transferred or otherwise disposed of any of the Purchased Assets other than dispositions of Inventory or obsolete or worn-out equipment, machinery or other tangible personal property in the ordinary course of business consistent with past practices;

(d) (i) granted any general increase in the compensation of Union Employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) other than in the ordinary course of business consistent with past practice; (ii) increased the benefits payable under any existing severance or termination pay policies or agreements with respect to Union Employees other than in the ordinary course of business consistent with past practice, (iii) entered into any employment, severance, termination, retention, change in control, sale or transaction bonus, deferred compensation or other similar agreement or arrangement (or any amendment to any such existing agreement or arrangement) with any Union Employee other than in the ordinary course of business consistent with past practice; or (iv) established, adopted or amended any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other Employee Benefit Plan or arrangement covering any Union Employee other than in the ordinary course of business consistent with past practice;

(e) since June 1, 2009, (i) granted any general increase in the compensation (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) of Business Employees; (ii) increased the benefits payable under any existing severance or termination pay policies or agreements with respect to Business Employees, (iii) entered into any employment, severance, termination, retention, change in control, sale or transaction bonus, deferred compensation or other similar agreement or arrangement (or any amendment to any such existing agreement or arrangement) with any Business Employee; or (iv) established, adopted or amended any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other Employee Benefit Plan or arrangement covering any Business Employee;

(f) made any (i) change in any method of financial or Tax accounting or financial or Tax accounting practice specifically in respect of the Business, except for any such change required by applicable Law or by reason of a concurrent change in GAAP or (ii) revaluation of any material Purchased Assets;

(g) except for travel or similar advances in the ordinary course of business consistent with past practices, loaned or advanced amounts in excess of $20,000 to, or sold, transferred or leased any Purchased Assets to, any of the officers or employees of the Business or entered into any agreement or arrangement permitting the foregoing or with respect to any payments or acceleration of payments to such parties in connection with the transactions contemplated hereby;

(h) suffered any material damage, destruction or other casualty loss (whether or not covered by insurance) in respect of the Business or the Purchased Assets;

(i) made any material payments to, granted any material discounts in favor of or extended any other material consideration to customers or suppliers by the Seller, other than in the ordinary course of business consistent with past practice;

(j) failed to pay or satisfy when due any material liability;

(k) sold, transferred, leased, granted any exclusive license or made any other disposition of any material asset that would otherwise constitute a Purchased Asset, except for inventory sold in the ordinary course of business consistent with past practice;

(l) amended, cancelled, compromised or waived any material claim; or

(m) agreed to take any action described in this Section 4.6.

Section 4.7 Title to Properties; Liens.

(a) The Seller has valid title, or, in the case of leased Purchased Assets (including the Newnan Facility), valid and effective leases, to all the Purchased Assets (including, for the avoidance of doubt, all Intellectual Property Assets) that the Seller purports to own or lease (real, personal and mixed, tangible and intangible) and such assets are or as of the Closing shall be held free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 4.7, the Purchased Assets constitute all of the rights, properties and assets (including all Contracts) that are necessary to conduct the Business immediately following the Closing in substantially the same manner as conducted by Seller as of the Closing Date. No Affiliate of Seller holds any assets that would constitute Purchased Assets if such assets were owned by the Seller on the Closing Date. The Seller is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any of the leased Purchased Assets (including the Newnan Facility). To the Seller’s Knowledge, there are no easements, covenants or other encumbrances that are not a matter of record that would materially impair the current use of the Purchased Assets (including the Newnan Facility). The Seller has not received written notice of any proceedings, claims or disputes affecting the Newnan Facility that are reasonably likely to curtail or interfere with the present use or adversely affect the value of such Newnan Facility, in each case, in any material respect. There is not any action of eminent domain, confiscation, seizure, or condemnation pending or, to the Seller’s Knowledge, threatened, for any portion of the Newnan Facility.

(b) The Seller has not received any written notice since December 31, 2008 or, to the Seller’s Knowledge, any other written notice that is currently unresolved, from any Governmental Entity having jurisdiction over the Newnan Facility threatening a suspension, modification or cancellation of certificates of occupancy or Permits required under applicable

Law to occupy and use lawfully the Newnan Facility to conduct the Business, in each case, as presently conducted.

(c) To the Seller’s Knowledge, the use and operation of the Newnan Facility by the Seller in the Business as presently conducted are not dependent on a nonconforming use or other waiver from a Governmental Entity, the absence of which would cause the cessation of or materially adversely limit operations or the production of product at the Newnan Facility or otherwise materially limit the use of the Newnan Facility or the operation of the Business, in each case, as presently conducted.

(d) Subject, in each case, to the terms and conditions of the easement or other instrument pursuant to which ingress and egress is made available, to the Seller’s Knowledge there is reasonably free and uninterrupted ingress and egress of a duration at least equal to the remaining term of the Real Property Lease, and reasonably suitable for the operation of the Business as presently conducted, to the Newnan Facility from a public street, road, highway or other reasonable means of public access. Further, the Seller has not received any written notice of any claim or claims that would limit such ingress and egress access.

(e) Neither the Seller nor, to the Seller’s Knowledge, the lessor is in default in any material respect under the Real Property Lease and no written claim of any default thereunder has been received by the Seller which has not been cured, all rent and other sums and charges currently due from the Seller under the Real Property Lease have been paid.

Section 4.8 Equipment. The Equipment and other material tangible assets included in the Purchased Assets are (including any Equipment used in the operation of the Business at the Newnan Facility and located on any third party’s property), taken as a whole, in an operating condition and repair (ordinary wear and tear excepted) in all material respects adequate for the uses to which they are being put in the conduct of the Business as presently conducted by the Seller and, to the Seller’s Knowledge, water, gas, electrical, compressed air, telecommunications, sanitary and storm sewage lines and systems and other similar systems reasonably necessary to operate the Business as presently operated at the Newnan Facility have been installed and is operating sufficiently in all material respects to conduct the Business as presently conducted.

Section 4.9 Intellectual Property Assets.

(a) Schedule 2.1(a)(iii) contains a complete and accurate list of the following Intellectual Property Assets: (i) registrations of and applications to register Trademarks; (ii) Patents; (iii) registrations of and applications to register Copyrights; and (iv) license agreements and other material agreements relating to the development or acquisition of or granting to others the right to use Intellectual Property Assets. Except as set forth in an IP Agreement identified on Schedule 4.9, the Seller has not agreed to pay after the Closing Date any royalties, honoraria, fees or other payments to any Person in connection with the use of any of the Intellectual Property Assets.

(b) (i) The Seller owns or has the right to use all of the Intellectual Property Assets, (ii) the Seller is the owner of the registrations and applications that are set forth in Schedule 2.1(a)(iii), and (iii) no registration or application listed in Schedule 2.1(a)(iii) is the subject of any existing or, to the Seller’s Knowledge, threatened opposition, interference, cancellation or other proceeding before any Governmental Entity in any jurisdiction. To the Seller’s Knowledge, the registrations listed in Schedule 2.1(a)(iii) are valid and subsisting, in proper form and enforceable, and have been duly maintained.

(c) The use of the Intellectual Property Assets does not infringe upon or misappropriate any intellectual property right of any third party, in each case in any material respect. There are no claims of such infringement or misappropriation pending or, to the Seller’s Knowledge, threatened, and the Seller has not received any written notice of any such claim since December 31, 2008 through the Effective Date. To Seller’s Knowledge, no third party is infringing upon or misappropriating any Intellectual Property Assets.

(d) (i) Schedule 2.1(a)(iii) contains a complete and accurate list of agreements under which the Seller has granted, or has been granted, the right to use any material Technology or any material Patents, Trademarks or Copyrights, where such agreements relate primarily to the Business. The Seller is not in material breach or default under any of the license agreements set forth in Schedule 2.1(a)(iii), and to the Seller’s Knowledge, no other party is in material breach or default of any of the license agreements set forth in Schedule 2.1(a)(iii).

(e) There are no material Patents, registered or unregistered Trademarks or registered Copyrights owned by the Seller that are used in connection with the Business that are not being transferred to the Buyer hereunder other than the Excluded Names. The Seller does not own any foreign counterparts to the Patents or the registered Trademarks included in the Intellectual Property Assets, other than those that are included in the Intellectual Property Assets.

Section 4.10 Certain Contracts.

(a) Schedule 4.10(a) lists all Contracts, as of the Effective Date, that would constitute Purchased Contracts if in effect on the Closing Date and constitute:

(i) instruments or agreements for money borrowed (including any indentures, guarantees, loan agreements, sale and leaseback agreements, or purchase money obligations incurred in connection with the acquisition of property other than in the ordinary and usual course of business consistent with past practice) with an outstanding amount owed by the Business in excess of $100,000 and included in the Assumed Liabilities;

(ii) leases or subleases for tangible personal property which require lease payments in excess of $250,000 in the 12-month period immediately following the Effective Date (other than those agreements which are terminable on 60 days notice) and the Real Property Lease;

(iii) any Contract with any supplier identified on Schedule 4.19(b) under which Seller made payments of $250,000 or more during the eight-months ended August 30, 2009;

(iv) Contracts for any capital expenditures in excess of $50,000;

(v) a sales, distribution, agency or other similar Contract involving payments in excess of $500,000; and

(vi) other Contracts, notes, security agreements, understandings or commitments that obligate the Seller to pay an amount in excess of $250,000 in the 12-month period immediately following the Effective Date.

A copy of each Contract required to be disclosed on Schedule 4.10(a) (together with all amendments thereto), has been provided or made available to the Buyer and each such Contract is a valid and binding obligation of the Seller, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability affecting creditors’ rights, or by general equity principles.

(b) No Contract, Permit to be assigned hereunder, or other understanding contained in the Purchased Assets that would be legally binding upon the Buyer from and after the Closing restricts the ability of the Buyer or any of its Affiliates to conduct any operations currently conducted by the Business in any geographic area.

Section 4.11 Orders and Commitments. All material outstanding orders and commitments for the supplies and products of the Business have been made in the ordinary course of the Business consistent with past practices. As of the Effective Date, there are no claims in excess of $50,000 per claim and are pending against the Seller to return any merchandise sold by the Business by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. As of the Effective Date, such claims in the aggregate do not exceed $250,000.

Section 4.12 Taxes.

(a) The Seller has duly and timely filed (or had filed on its behalf) or will duly and timely file, all Tax Returns required to be filed by it with respect to the Business (but excluding Tax Returns the non-filing of which is not material), and each such Tax Return is true, correct and complete in all material respects.

(b) With respect to the Business, the Seller has duly paid or made adequate provision for the due and timely payment of all Taxes, in each case that (as of the Closing Date) are or may become payable by the Seller or chargeable as a Lien upon the Purchased Assets, the amounts of which are material, including any deposits or payments with respect to employee withholdings, and to interest, penalties, assessments and deficiencies relating to such Taxes, due or claimed to be due from it (other than amounts being contested in good faith, for which reserves have been established) whether or not reflected on a Tax Return.

(c) To the Seller’s Knowledge there are no Liens for Taxes or Income Taxes (other than Permitted Liens) upon the Purchased Assets. Neither the Seller nor any of its Affiliates has received any written notice of any Liens for Taxes or Income Taxes (other than Permitted Liens) upon the Purchased Assets.

(d) All material deficiencies and assessments for Taxes of the Seller with respect to the Purchased Assets by any Governmental Entity and declared by such Governmental Entity to be due or ordered to be paid have been paid (other than amounts being contested in good faith for which reserves have been established).

(e) Except as set forth on Schedule 4.12(e), there are no material Taxes asserted in writing by any Governmental Entity to be due in respect of the Business or the Purchased Assets, (ii) no issue has been raised in writing by any Governmental Entity in the course of any open audit with respect to material Taxes concerning the Business or the Purchased Assets, (iii) no material Taxes concerning the Business or the Purchased Assets are currently under audit by any Governmental Entity and (iv) no Governmental Entity is now asserting or, to the Seller’s Knowledge, threatening to assert any material deficiency or claim for additional material Taxes or any material adjustment of Taxes.

(f) Except as set forth on Schedule 4.12(f), with respect to the Business, the Seller has not (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney with respect to material Taxes, which waiver, agreement or power of attorney will be binding on the Buyer after the Closing.

(g) The Seller is not a “foreign person” within the meaning of Section 1445(a) of the Code.

Section 4.13 Litigation. There is no claim, demand, action, suit, litigation or proceeding or, to the Seller’s Knowledge, inquiry or investigation, pending or, to the Seller’s Knowledge, threatened against or with respect to the Business or any Purchased Asset, or which questions or challenges the validity of this Agreement or the Ancillary Documents or any action taken or to be taken in connection with this Agreement or the Ancillary Documents or in connection with the transactions contemplated hereby or thereby, in each case, that if upheld would reasonably be expected to be material to the post-Closing conduct of the Business. There is no settlement agreement or similar agreement binding upon the Seller or the Purchased Assets which materially restricts or encumbers the ownership, use or operation of the Business or the Purchased Assets and, except as would not have a material adverse effect on the Business, there are no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Entity against or affecting ownership, use or operation of the Business or any of the Purchased Assets.

Section 4.14 Compliance with Law. Since December 31, 2008, (i) the conduct of the Business and the operation of the Purchased Assets by the Seller has complied in all material respects with all applicable Laws and, to the Seller’s Knowledge, are not under investigation with respect to any material violation of any applicable Laws, and (ii) as of the Effective Date, no Action against the Seller or any of its Affiliates has been filed or commenced or, to the Seller’s Knowledge, threatened, alleging any failure to so comply; provided, however, that this Section 4.14 does not apply with respect to (a) any infringement, misappropriation or other unauthorized use of Intellectual Property Assets, (b) Taxes, Environmental Laws and any Permits required thereunder, labor relations matters or employee benefits matters, which are exclusively the subject of the representations and warranties in Sections 4.12, 4.15, 4.16 and 4.17, respectively .

Section 4.15 Environmental Protection.

(a) The Seller has obtained all material Environmental Permits which are required under applicable Environmental Laws for the conduct by the Seller of its activities of the Business and the ownership and operation of the Purchased Assets. No action is pending, or to Seller’s Knowledge, threatened to revoke any such Environmental Permits. The Seller is in compliance in all material respects with the terms and conditions of such Environmental Permits. All such Environmental Permits with respect to the Business are listed in Schedule 4.15(a).

(b) With respect to the Business, the activities of the Seller on the Newnan Facility are and since December 31, 2008, have been in compliance in all material respects with all applicable Environmental Laws.

(c) There is no material civil, criminal or administrative action or claim pending, or to the Seller’s Knowledge, threatened under any Environmental Laws with respect to the activities of the Seller relating to the Business and the Purchased Assets.

(d) There have been no Releases of Hazardous Materials in, on, under, from or affecting the Newnan Facility or the Purchased Assets that would subject the Buyer to any material liability under any Environmental Law or require any material expenditure by the Buyer thereunder.

(e) The Seller has not, since December 31, 2008 through the Effective Date, received any written notice, demand letter or legally binding order from any Person advising it that it is, with respect to the Business, Newnan Facility or Purchased Assets, responsible for or potentially responsible for investigation or cleanup or paying for the cost of investigation or cleanup of Hazardous Materials.

Section 4.16 Labor Relations.

(a) The Seller is, with respect to the Business Employees, the Union Employees and the Retained Employees, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, workers compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, worker classification, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, employee leave issues and unemployment insurance and related matters, in each case except for such non-compliance that would not have a material adverse effect on the Business, and is not engaged in any material unfair labor practice as defined in the National Labor Relations Act or other applicable Law.

(b) Except for the Newnan Union Contract, the Seller is not a party to or bound by any collective bargaining agreement covering the Business Employees, and to the Seller’s Knowledge, there are no material union organizing activities taking place among the Business Employees, nor does any material question concerning representation exist concerning such Business Employees. The Newnan Union Contract does not cover any Employees that are not exclusively engaged in the Business. Since January 1, 2006, there has not occurred or, to the Seller’s Knowledge, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to the Union Employees and the Seller is in compliance in all material respects with the Newnan Union Contract.

(c) Seller has made available to Buyer a list of all of the Business Employees and Union Employees as of the Effective Date, which list sets forth the current salary of such Business Employee’s or Union Employee’s.

Section 4.17 Employee Benefit Matters.

(a) Schedule 4.17(a) contains a true and complete list of each pension, retirement, savings, profit-sharing, stock bonus, stock purchase, stock option, restricted stock, fringe benefit, deferred compensation, bonus or other incentive compensation, equity compensation plan, program, policy, agreement, contract, arrangement or fund, including each pension plan, fund or program within the meaning of Section 3(2) of ERISA, each medical, dental, hospitalization, supplemental unemployment benefits, life insurance or other welfare plan, program, policy, agreement, contract, arrangement or fund, including each welfare plan, fund or program within the meaning of Section 3(1) of ERISA, each employment, termination, severance, retention, change in control, sale bonus, or transaction bonus plan, program, policy, agreement, contract or arrangement and each other employee benefit plan, program, policy, agreement, contract, arrangement or fund, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”) that together with the Seller would be deemed a single employer within the meaning of Section 414 (b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA, or to which the Seller or an ERISA Affiliate is a party, or to which the Seller or an ERISA Affiliate contributes or has liability on behalf of, any Business Employee or Union Employee (each an “Employee Benefit Plan”). Schedule 4.17(a) identifies each of the Employee Benefit Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and each of the Employee Benefit Plans that provides post termination medical or retiree medical benefits (other than those required by Section 4980B of the Code). The Seller has made available to the Buyer true and complete copies of all Employee Benefit Plans listed on Schedule 4.17(a).

(b) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS. Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.

(c) All contributions and premiums required to have been made by the Seller or any of its Affiliates to an Employee Benefit Plan under the Newnan Union Contract have been timely made on or before the due date thereof. No event has occurred, and no condition exists under Title I or Title IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or under other applicable Laws relating to employee plans, that would, either directly, or by reason of the Seller’s affiliation with any of their ERISA Affiliates, subject, on or after the

Closing, the Buyer, the Business or any plan of the Buyer, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law.

Section 4.18 Transactions with Affiliates.

(a) Schedule 4.18(a) lists all material services and assets provided by or through Seller or any of its Affiliates in the conduct of the Business that are not included among the Purchased Assets or are not to be made available pursuant to the Transition Administrative Services Agreement.

(b) Schedule 4.18(b) lists (i) any transfers of personnel between the Business and the Retained Business from and after January 1, 2009 and (ii) to the extent not disclosed on Schedule 4.18(a), all Contracts between Seller or any of its Affiliates, on the one hand, and the Business, on the other hand, in effect from and after January 1, 2009 (all of the foregoing transactions described in this Section 4.18, collectively, “Affiliated Party Transactions”).

Section 4.19 Customers and Suppliers.

(a) Schedule 4.19(a) lists (i) the names and addresses of each customer (including Affiliates of the Seller) that ordered products or services from the Business, individually or in the aggregate, with an aggregate purchase price of $500,000 or more during the eight-month period ended August 31, 2009 and (ii) the amount of purchases by each such customer during such period. Except as indicated in Schedule 4.19(a), since June 1, 2009 through the Effective Date, to the Seller’s Knowledge, no such customer has informed Seller that it has concluded that it will materially reduce or cease purchasing product from the Business in the 12 months following the Effective Date.

(b) Schedule 4.19(b) lists (i) the names and addresses of each supplier (including any Affiliates of the Seller) from which the Business, individually or in the aggregate, ordered raw materials, supplies or other products or services with an aggregate purchase price of $250,000 or more during the eight-month period ended August 31, 2009 and (ii) the amount of purchases by each such supplier during such period.

Section 4.20 Insurance. The fixed assets and leasehold improvements of the Business are insured under third-party insurance policies and the deductible/retention amounts under such policies is $2 million.

Section 4.21 LIMITATION ON WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO ANY OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS OR OTHERWISE, OR WITH RESPECT TO ANY INFORMATION PROVIDED TO THE BUYER, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE OR INFRINGEMENT. ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED. EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE IV, THE SELLER IS

SELLING, ASSIGNING AND TRANSFERRING THE PURCHASED ASSETS TO THE BUYER ON AN “AS-IS, WHERE-IS” BASIS.

Article V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

Section 5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to so qualify or be so licensed would not result in a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which it is a party. The Buyer has all requisite power and authority to carry on its business as currently conducted.

Section 5.2 Authorization of Transaction. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Buyer has taken all corporate action required to authorize the execution and delivery of this Agreement and the Ancillary Documents, the performance of the Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and each of the Ancillary Documents when executed and delivered by the Buyer will constitute, a valid and legally binding obligation of the Buyer (assuming valid execution and delivery of this Agreement and the Ancillary Documents by the other parties thereto), enforceable against the Buyer in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability affecting creditors’ rights or by general equity principles.

Section 5.3 Noncontravention; Consents.

(a) The execution and delivery by the Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not: (i) violate any Law to which the Buyer is subject; (ii) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws or other organizational documents of the Buyer; or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Buyer is a party.

(b) No material notices, Permits, consents, approvals, authorizations, qualifications or orders of Governmental Entities are required for the consummation by the Buyer of the transactions contemplated hereby or by the Ancillary Documents to which it is a party.

Section 5.4 Litigation. There are no Actions pending or, to the Buyers Knowledge, threatened, that question the validity of this Agreement or any of the Ancillary Documents.

Section 5.5 Availability of Funds. The Buyer has access to immediately available funds (or will have access following provision of notice required under the Buyer’s bank credit agreement) in a quantity sufficient to pay to the Seller the Purchase Price and to perform all of the Buyer’s obligations pursuant to, and to consummate the transactions contemplated by, this Agreement and each of the Ancillary Documents to which it is a party; and the Buyer has the ability to perform the contractual obligations and performance required under the terms of this Agreement and each of the Ancillary Documents.

Section 5.6 Brokers’ Fees. Neither the Buyer, nor any of its Affiliates, has engaged or has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 5.7 No Further Representations and Warranties. The Buyer acknowledge and agree that (i) the only representations, warranties, covenants and agreements made by the Seller or its Affiliates are the representations, warranties, covenants and agreements made in this Agreement, (ii) except for the representations and warranties contained in this Agreement, neither the Seller nor its Affiliates makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Seller, its Affiliates, or the Business, and (iii) neither the Seller nor its Affiliates makes any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, regarding any projections or forecasts or the probable success or profitability of the Business after the Closing.

Article VI

PRE-CLOSING COVENANTS

The Buyer and the Seller hereby covenant and agree to the following with respect to the period prior to the Closing:

Section 6.1 Conduct of the Business.

(a) From the Effective Date until the Closing Date, the Seller shall conduct the Business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact the Business and the Seller’s relationships with suppliers, dealers, customers and third parties having business relationships with the Business and keep available the services of the present Business Employees (including the Retained Employees) and Union Employees, with such exceptions as occur in the ordinary course of business consistent with past practice.

(b) Except as set forth in Schedule 6.1, from the Effective Date until the Closing Date, the Seller will not, in respect of the Business, without the prior written consent of an executive officer of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) acquire assets for use in the Business for an amount in excess of $50,000 in the aggregate from any Person, other than in the ordinary course consistent with past practice or pursuant to contractual commitments in effect as of the Effective Date;

(ii) sell, lease, enter into any new license with respect to or otherwise dispose of any Purchased Assets except for dispositions of Inventory, obsolete and worn-out equipment and other tangible personal property and the following other items in the ordinary course consistent with past practice: (A) scrap and other waste materials generated by or used in the production process; (B) recyclable paper, chipboards and separators; (C) non-usable pallets; and (D) corrugated cardboard;

(iii) enter into any material agreement or contract with respect to the Business or any of the Purchased Assets that is not assignable (or that requires the consent of a third party to assign which consent has not been obtained prior to the Closing) to the Buyer;

(iv) cancel any debts, or waive any claims or rights, in excess of $50,000 in the aggregate that would be Purchased Assets;

(v) grant any increase in the rates or terms of compensation payable or to become payable to Business Employees (including any such increase pursuant to any Employee Benefit Plan) except as required by any labor or other agreement or Employee Benefit Plan, or, with respect to the Union Employees, as required by the Newnan Union Contract in effect as of the Effective Date;

(vi) except as required by the Newnan Union Contract or any labor or other Contract set forth on the Seller Disclosure Schedules, (x) enter into any material employment, severance, termination, retention, change in control, sale bonus or other similar agreement or arrangement with any Business Employee or Union Employee, (y) adopt any material new employee benefit plan or arrangement covering any Business Employees or Union Employees or (z) amend or modify any existing Employee Benefit Plan for the benefit of the Business Employees or Union Employees with respect to each of (x), (y) or (z), in a manner that would result in a material increase in liability for the Buyer.

(vii) enter into, extend, amend, or renew any material Contract, purchase or supply agreement or commitment or other obligation that would be a Purchased Contract, involving payments in excess of $50,000 in the aggregate and except in the ordinary and usual course of business consistent with past practice;

(viii) (A) make any material change in the application of any Tax or accounting principles, methods, practices or procedures of the Business, except as required by regulation or applicable Law or by reason of a concurrent change in GAAP, (B) make, change or revoke any material Tax election with respect to the Business, in each case that would be binding upon Buyer after the Closing Date with respect to any post-closing taxable period, or (C) with respect to the Business settle any claim or assessment for Taxes that will have a materially adverse consequence on Buyer after the Closing Date with respect to any post-closing taxable period;

(ix) enter into or amend any collective bargaining agreement or labor contract of any kind that would be a Purchased Contract;

(x) make any capital expenditures or commitments for capital expenditures in an amount in excess of $50,000 in the aggregate, or fail to make capital expenditures in the amounts and for the purposes set forth in the Business’s current capital expenditures budget; or

(xi) agree or commit to do any of the foregoing.

Section 6.2 Access. Except as may be prohibited by applicable Law, the terms of any contract or confidentiality agreement or as may be required to preserve the confidentiality of any privileged or otherwise protected information, upon reasonable advance notice, between the Effective Time and the Closing, the Seller shall afford to the Buyer and its counsel, accountants, other representatives and financing sources reasonable access during normal business hours and subject to the Seller’s safety regulations, as the Buyer may reasonably request, to the plants, offices, warehouses, properties and the books and records of the Seller related exclusively to the Business and the Purchased Assets; provided, however that the Buyer may not under any circumstances (a) interfere with the Purchased Assets or impede the Seller’s conduct of the Business, or (b) conduct or cause to be conducted any intrusive or invasive environmental testing at any of the properties of the Seller, including any of the Newnan Facility. The Seller and the Buyer will cooperate with each other in connection with the foregoing provisions of this Section 6.2

Section 6.3 Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the provisions of the “bulk sales,” “bulk transfer” and similar Laws.

Section 6.4 General. Each of the Parties shall use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done, as soon as possible, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Closing and the other transactions contemplated by this Agreement, including the negotiation, execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement or the Ancillary Documents. Neither of the Parties shall, without prior written consent of the other Party, take or fail to take, or permit its Affiliates to take or fail to take, any action, that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation, as soon as reasonably possible, of the transactions contemplated by this Agreement or the Ancillary Documents; provided that nothing in this Section 6.4 shall require a Party to cure any breach or inaccuracy with respect to any representation or warranty contained in this Agreement or any Ancillary Document.

Section 6.5 Notices and Consents. Prior to the Closing Date, each Party shall use its commercially reasonable efforts to give all notices required to be given to, and to obtain all consents of, any third parties (including any Governmental Entity) necessary to consummate the transactions contemplated by this Agreement. Each Party shall provide to the other copies of any such consents promptly after it has been obtained.

Section 6.6 Notice of Developments. Each Party shall give prompt written notice to the other Party of any statement or information contained in such other Party’s representations and warranties (or Schedules thereto) that is incomplete or inaccurate. During the period between the Effective Date and the Closing, the Seller shall be entitled to update the Seller

Disclosure Schedules to the extent any representation or warranty contained herein would become untrue or incomplete or inaccurate after the Effective Date due to events or circumstances arising after the Effective Date that do not arise from a breach of this Agreement, provided that no such update shall be deemed to qualify, amend or otherwise affect any representation or warranty made by Seller in this Agreement or cure any breach of any representation or warranty made by Seller in this Agreement or otherwise operate as a waiver of or affect any rights of the Buyer under this Agreement except to the extent that, with respect to any such update that is provided no less than three days prior to the Closing Date and that relates to a matter that would result in the failure of the condition in Section 9.1(a) (and the Seller so acknowledges such failure in the notice providing such update), if Buyer nevertheless closes the transaction then such update shall be deemed to have modified Seller’s representations and warranties with respect to such matter so disclosed. If the Closing occurs, any such update shall be deemed to have amended the Seller Disclosure Schedules, to have qualified the relevant representations and warranties contained in Article IV and to have cured any breach of representation or warranty that otherwise might have existed hereunder by reason of such event.

Section 6.7 Estoppel. During the period between the Effective Date and the Closing, the Seller shall use its commercially reasonable efforts to obtain a duly executed estoppel certificate, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C.

Article VII

POST-CLOSING COVENANTS

The Buyer and the Seller agree to the following with respect to the period following the Closing:

Section 7.1 General. In the event that at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties shall use commercially reasonable efforts to take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, at the sole cost and expense of the requesting Party (unless otherwise specified herein).

Section 7.2 Post-Closing Consents; Nonassignable Assets.

(a) The Seller and the Buyer each shall use commercially reasonable efforts after the Closing Date to obtain all consents, approvals or authorizations of any third parties that are not obtained prior to the Closing Date and that are required in connection with the transactions contemplated by this Agreement; provided that neither the Seller nor the Buyer shall be required to make any material expenditures or incur any liability in connection with any such activities.

(b) Notwithstanding anything to the contrary, (i)(A) to the extent that any Purchased Contract or other Purchased Asset is not capable of being transferred by the Seller to the Buyer pursuant to this Agreement without the consent, approval or authorization of a third party, and such consent, approval or authorization is not obtained prior to the Closing, or (B) if such transfer or attempted transfer would constitute a breach or a violation of the Purchased Contract or any Law (the third party consent or other approval in respect of a Purchased Contract or other Purchased Asset referred to in each of clauses (A) and (B) hereof, being hereinafter called a

“Specified Consent”), and (ii) a counterparty to such Purchased Contract challenges the assignment or transfer thereof because of the failure to obtain the Specified Consent, then nothing in this Agreement shall constitute an assignment or transfer or an attempted assignment or transfer thereof.

(c) In the event that any such Specified Consent is not obtained on or prior to the Closing Date and the assignment or transfer of the applicable Purchased Contract or other Purchased Asset is challenged as set forth in Section 7.2(b), the Seller shall use its commercially reasonable efforts to (i) provide to the Buyer the benefits of the applicable Purchased Contract or other Purchased Asset, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Buyer and (iii) enforce at the request and expense of the Buyer and for the account of the Buyer, any rights of the Seller arising from any such Purchased Contract or other Purchased Asset; provided that the Seller shall not be required to make any unreimbursed expenditures in connection with any such activities described in clauses (i) through (iii) above.

(d) If the Buyer is provided the benefits of any Purchased Contract pursuant to Section 7.2(c), the Buyer shall perform and discharge when due the obligations, and assume the liabilities, of the Seller arising under such Purchased Contract, for the benefit of the Seller and the other party or parties thereto, other than obligations and liabilities resulting from the gross negligence or willful misconduct of the Seller.

(e) Once a Specified Consent is obtained, the applicable Purchased Contract or other Purchased Asset shall be deemed to have been automatically transferred to the Buyer on the terms set forth in this Agreement with respect to the other Purchased Contracts and Purchased Asset transferred and assumed at the Closing, and without limiting the generality of the foregoing, subject to the limitations set forth in Section 2.2, the applicable obligations and liabilities of the Seller under such Purchased Contracts shall be deemed to be Assumed Liabilities, and the rights of the Seller under such Purchased Contracts shall be deemed to be Purchased Assets.

(f) Notwithstanding anything to the contrary contained herein, so long as the Seller has complied with its obligations and standard of care set forth in Section 7.2(a), the Buyer agrees that no post-Closing covenant or agreement of the Seller contained herein shall be breached or deemed breached, and no condition of the Buyer contained herein shall be deemed not to be satisfied (except as expressly set forth in Section 9.1), as a result, directly or indirectly, of the failure to obtain any consent, approval or authorization.

Section 7.3 Litigation Support. In the event and for so long as either Party is actively contesting or defending against any Action brought by or against a third party in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business, the other Party shall reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make reasonably available its personnel and provide such access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless such contesting or defending Party is entitled to indemnification therefor under Article X, in which case, the costs and expenses shall be borne by the Parties in accordance with Article X), provided that neither party shall be required to take actions that would materially interfere with the conduct of its business.

Section 7.4 Prorations. The Parties agree that any Apportioned Obligations, and any refund, rebate or similar payment received by the Seller or the Buyer for any Taxes that are Apportioned Obligations, shall be apportioned between the Seller and the Buyer based upon the number of days in the applicable Straddle Period falling before the Closing Date and the number of days in the applicable Straddle Period falling on or after the Closing Date. The Seller shall be responsible for the amount apportioned to days before the Closing Date and the Buyer shall be responsible for the amount apportioned to days on or after the Closing Date. The Seller shall pay Apportioned Obligations that are due and payable prior to the Closing Date, and bill the Buyer for any part of that amount apportioned to the Buyer. The Buyer shall pay Apportioned Obligations that are due and payable on or after the Closing Date and bill the Seller for any part of that amount apportioned to the Seller. The Party so billed shall pay such amount within thirty (30) days of receiving the bill, unless it has a reasonable and good faith defense to the amount billed. Notwithstanding any other provision contained in this Agreement (including the limitations set forth in Sections 10.2 and 10.3), any obligation arising out of this Section 7.4 shall not be considered a Loss that is subject to the Basket or Cap, or any survival period or other limit of time.

Section 7.5 Tax Matters.

(a) The Seller and the Buyer shall provide each other with such assistance and non-privileged information relating to the Purchased Assets as may reasonably be requested in connection with the preparation of any Tax Return or the performance of any audit, examination or any other proceeding by any taxing authority, whether conducted in a judicial or administrative forum. The Seller and the Buyer shall each retain and provide to the other Party all non-privileged records and other information which may be relevant to any such Tax Return, audit, examination or any other proceeding. Without limiting the generality of the foregoing, each of the Buyer and the Seller shall retain, for seven years after the Closing, copies of all Tax Returns, supporting work schedules and other records relating to the Purchased Assets.

(b) The Seller shall, together with the Buyer, exercise joint control over the handling, disposition and settlement of any inquiry, examination, or proceeding by a Governmental Entity (or that portion of any inquiry, examination or proceeding by a Governmental Entity) that could result in a determination with respect to Taxes for which the Seller is wholly or partially responsible under Section 2.2(b)(i) or Section 7.4 hereof. The Buyer shall notify the Seller in writing promptly upon learning of any such inquiry, examination or proceeding. The Buyer and its Affiliates shall cooperate with the Seller, as the Seller may reasonably request, and vice versa, in any such inquiry, examination or proceeding. No Party shall extend, without the other Party’s prior written consent, which consent shall not be unreasonably withheld, the statute of limitations for any Taxes.

(c) If the Buyer or an Affiliate of the Buyer receives a refund with respect to Taxes for which the Seller or any of its Affiliates are wholly or partially responsible under Section 2.2(b)(i) or Section 7.4 hereof, the Buyer or such Affiliate shall pay, within 30 days following the receipt of such refund, the amount of such refund attributable to the Seller. If the Seller or an

Affiliate of the Seller receives a refund with respect to Taxes for which the Buyer is wholly or partially responsible under Section 2.2(a)(vi) or Section 7.4 hereof, the Seller or such Affiliate shall pay, within 30 days following the receipt of such refund, the amount of such refund attributable to the Buyer. Any payment under this Section 7.5(c) shall be net of any Income Taxes imposed or reasonably expected to be imposed in respect of any refund resulting in such payment. The Party that received a refund shall determine, in consultation with its accountant and/or tax advisor, whether the refund is, or is reasonably expected to be, subject to Income Tax and notify the other Party entitled to such refund of its determination and the basis for such determination within 21 days of the receipt of such refund. Appropriate reconciliation payments shall be made within 30 days following the filing of an Income Tax Return for, and the receipt of any final audit determination relating to, the taxable year in which the purported Income Tax liability related to the refund arose if the Income Tax actually resulting from the receipt of a refund (as set forth on an Income Tax Return or a final determination) is less than or more than the Income Tax liability assumed in making the payment under this Section 7.5(c).

(d) Neither Party (nor any Affiliate of such Party) shall agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise may affect the liability for Taxes hereunder (or right to Tax benefit) of the other Party, without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) All Transfer Taxes shall be borne equally by the Buyer and the Seller. The Buyer and the Seller shall jointly prepare and timely file all tax returns required to be filed in connection with the payment of such taxes. If the Buyer claims an exception or exemption from sales tax in the sale of the Purchased Assets, the Buyer shall provide the Seller with timely and properly executed sales tax exemption certificates as required by the appropriate state’s laws and regulations.

(f) The Buyer and the Seller acknowledge and agree that the Buyer constitutes a “successor employer” within the meaning of Code Section 3121(a)(1) and Code Section 3306(b)(1) and the regulations thereunder with respect to the Transferred Employees. Accordingly, the Buyer agrees to treat all wages paid to the Transferred Employees as paid by a successor employer for all Income Tax and employment tax purposes. Each Party shall make reasonably available all necessary wage information to the other Party necessary to fulfill the requesting Party’s Income Tax and employment tax obligations with respect to this Agreement.

Section 7.6 Records and Documents. Without limiting the effect of Section 7.5(a), the Parties shall preserve and keep all books and records (including any in electronic format, but only to the extent preserved in accordance with each Party’s respective retention policy with respect to electronic information) that they own immediately after the Closing relating to the Business, the Purchased Assets or the Assumed Liabilities for a period of seven years following the Closing Date or for such longer period as may be required by applicable Law. After such retention period, a Party shall provide at least 60 days prior written notice to the other Party of its intent to dispose of any such books and records, and such other Party shall be given the opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may select. During such retention period, duly authorized representatives of a Party shall, upon reasonable notice, have reasonable access during normal business hours to examine, inspect and copy such books and records held by the other Party; provided that to the extent that disclosing any such information would reasonably be expected to constitute a waiver of attorney-client, work product or other privilege with respect thereto, the Parties shall take all commercially reasonable action to prevent a waiver of any such privilege, including entering into an appropriate joint defense agreement in connection with affording access to such information. The access provided pursuant to this Section 7.6 shall be subject to such additional confidentiality provisions as the disclosing Party may reasonably deem necessary and shall not apply in the case of a dispute between the Parties.

Section 7.7 Use of Excluded Names.

(a) As promptly as practicable following the Closing, but in no event later than 60 days after the Closing Date, except as set forth below in Section 7.7(b), the Buyer shall cease using the Excluded Names in any form, whether by removing, permanently obliterating, covering or otherwise eliminating all Excluded Names that appear on or in respect of any Purchased Asset, including all signs, promotional or advertising literature, labels, stationery, business cards, office forms and packaging materials. During such time period, the Buyer may exhaust its inventory of such Purchased Assets in existence as of immediately prior to the Closing; provided that (i) the Buyer shall not alter any such Purchased Assets (except through ordinary usage, such as writing on stationery) other than with respect to the Excluded Names as required by this Section 7.7, (ii) the Buyer shall only use such Purchased Assets in the same manner as used by the Business immediately prior to the Closing, and (iii) the Buyer shall not take any action that could detract from or impair the goodwill associated with such Excluded Names. Neither the Buyer nor any of its Affiliates shall use any Excluded Name, trademark, service mark, brand name, certification mark, trade name, corporate name, domain name or other indication of source or origin that is likely to cause confusion with any of the Excluded Names or be associated with the Seller or any of its Affiliates after the Closing Date, except as expressly permitted pursuant to this Section 7.7.

(b) To the extent the Purchased Assets include any molds, tooling, plates or similar items (collectively, “Tooling”) where the Excluded Names are part of any such Tooling such that they manufacture products with the Excluded Names permanently imprinted on them, the Buyer may continue to use such Tooling for their normal purposes without obliterating, covering or otherwise eliminating such Excluded Names until the sooner to occur of: (a) the six month anniversary of the Closing, or (b) the date the Buyer ceases to use each such respective item of Tooling. Subject to the foregoing, the Buyer will replace such Tooling in the ordinary course of business and, when doing so, will remove and eliminate any Excluded Names therefrom. The Buyer will not transfer any such Tooling to any third party without first permanently removing, obliterating, covering or otherwise eliminating all Excluded Names therefrom.

(c) The Buyer will undertake commercially reasonable efforts to mark the products manufactured by the Business after the Closing Date so that the Parties can identify those products with respect to which they may have indemnification obligations hereunder.

Section 7.8 Non-Solicitation.

(a) The Buyer agrees that, for a period of two years from the Closing Date, neither Buyer nor any of its Affiliates will, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of the Seller or its Affiliates): (i) any management-level employee of the Seller or its Affiliates; or (ii) any other employee of the Seller or its Affiliates with whom the Buyer or its Affiliates has had contact or who (or whose performance) became known to the Buyer or its Affiliates in connection with this Agreement; provided, however, that the foregoing provision will not prevent the Buyer or any of its Affiliates from hiring any such employee (A) who contacts the Buyer or any of its Affiliates in response to a bona fide public advertisement for employment place by the Buyer or any of its Affiliates and not specifically targeted at the Seller’s (or its Affiliates’) employees, (B) who has been terminated by the Seller (or its Affiliates) or (C) who has not been employed by the Seller (or its Affiliates) during the twelve months preceding any such action by the Buyer or its Affiliates.

(b) The Seller agrees that, for a period of two years from the Closing Date, neither Seller nor any of its Affiliates will, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of the Buyer or its Affiliates): (i) any management-level employee of the Buyer or its Affiliates; or (ii) any other employee of the Buyer or its Affiliates with whom the Seller or its Affiliates has had contact or who (or whose performance) became known to the Seller or its Affiliates in connection with this Agreement; provided, however, that the foregoing provision will not prevent the Seller or any of its Affiliates from hiring any such employee (A) who contacts the Seller or any of its Affiliates in response to a bona fide public advertisement for employment place by the Seller or any of its Affiliates and not specifically targeted at the Buyer’s (or its Affiliates’) employees, (B) who has been terminated by the Buyer (or its Affiliates) or (C) who has not been employed by the Buyer (or its Affiliates) during the twelve months preceding any such action by the Seller or its Affiliates.

Section 7.9 Non-Competition.

(a) For a period of two (2) years after the Closing, neither the Seller nor Ball Corporation nor any of its controlled Affiliates shall, directly or indirectly, engage in any business that competes with the Business in the United States, Mexico or Canada (a “Prohibited Business”); provided, however, nothing in this Section 7.9 shall prohibit or prevent the Seller, Ball Corporation or any of its controlled Affiliates from:

(i) owning or acquiring up to an aggregate of 25% of the ownership interest of any entity engaged in any Prohibited Business or making passive investments in the ordinary course of business in investment funds that make investments in entities engaged in any Prohibited Business, provided that, in either case, none of such Persons is active in the management or governance of such entity; or

(ii) owning or operating any Prohibited Business if such Prohibited Business was acquired as a result of a merger or other acquisition and the Prohibited Business so acquired engages in the manufacture of rigid injection molded open head and screw-top pails, drums and similar containers from no more than one facility; provided, however, that Seller, Ball Corporation or any of its controlled Affiliates may acquire any entity or business which, as part of its operations, engages in any Prohibited Business that is not in compliance with the foregoing provisions of this Section 7.9(a)(ii) so long as (x) the revenue generated by any Prohibited Business of such acquired entity or business for the preceding fiscal year do not account for more than 50% of the total revenues of such entity or business for such period; and (y) no later than 12 months after such acquisition, the applicable acquiring Person shall have entered into an agreement providing for a divestiture of any Prohibited Business so acquired following the closing of which the activities of the Prohibited Business of the entity or business so acquired will once again be in compliance with the provisions of this Section 7.9(a)(ii).

(b) In the event, at any time after the Effective Date and prior to the second anniversary of the Closing, that Seller, Ball Corporation or any of its controlled Affiliates is acquired by any Person who is not an Affiliate of the acquired Person as of the Effective Date, including by way of merger, consolidation, share exchange, asset acquisition or similar transaction (including without limitation a merger of Ball Corporation with another Person where the common stockholders of Ball Corporation immediately prior to such merger do not own more than 50% of the common stock of the surviving entity in such merger or the controlling Person thereof), then none of (i) the acquiring Person, (ii) any controlling Person thereof and (iii) any Persons that are Affiliates of such acquiring Person or any such controlling Person immediately prior to completion of such acquisition shall be bound by the covenants contained in Section 7.9(a) from and after the completion of such acquisition.

Section 7.10 Insurance. Without limiting the rights of the Buyer elsewhere in this Agreement, if (i) any Losses in excess of $2 million (i.e., the existing retention/deductible limits in the Seller’s insurance policies) occur between the Effective Date and the Closing Date that relate to the fixed assets or leasehold improvements of the Business (other than in respect of Excluded Assets), and claims with respect to such Losses may be made against third-party insurance policies retained by the Seller or its Affiliates in excess of the retention/deductible limits thereof, then the Seller shall use its commercially reasonable efforts to file, provide notices regarding such claims, and otherwise continue to pursue such claims on behalf of the Buyer or its Affiliates under the terms of such policies. The Seller agrees to promptly pay over to the Buyer (in the event the proceeds are not paid directly to any third party) any amounts, or assign any benefits, that the Seller or its Affiliates may receive under such insurance policies with respect any such Losses. The Seller further agrees to otherwise cooperate with the Buyer and its Affiliates to the extent commercially reasonable to make the benefits of any third-party insurance policies available to the Buyer and its Affiliates in accordance with this Section 7.10.

Section 7.11 Physical Inventory. A physical inspection and full count of the Inventory will be performed by the Buyer on a date and at a time mutually agreed by the Buyer and the Seller (but in any event no later than three business days following the Closing). The Seller shall designate one or more Persons to witness the inspection and count of the Inventory and to take additional test counts as the Seller reasonably deems appropriate. Such physical inspection and full count of the Inventory shall be conducted using the historical procedures and practices of the Seller regarding the inclusion or exclusion of items from inventory. The Buyer will prepare a report listing the type and quantity of the Inventory verified through such physical inspection and count, and the location of same, and a copy thereof shall be delivered to the Seller no more than three business days following the completion of the inspection.

Article VIII

EMPLOYEE MATTERS

Section 8.1 Employment.

(a) The Buyer shall, or shall cause one of its Affiliates to, offer employment, on the terms set forth in this Article VIII, to all of the Business Employees and the Union Employees, subject to the last sentence of this Section 8.1(a), including employees who are (i) actively at work, (ii) on long-term disability, short-term disability or workers’ compensation or (iii) on a leave of absence, whether paid or unpaid, approved by the Seller or otherwise permitted by applicable Law, which offer shall be effective as of the Closing Date, or if later, when such employees commence employment with the Buyer or any of its Affiliates. Those Business Employees who accept such offers of employment and commence employment with the Buyer or any of its Affiliates shall be referred to as the “Transferred Business Employees.” and the Union Employees who accept such offers of employment and commence employment with the Buyer or any of its Affiliates shall be referred to as the “Transferred Union Employees” (collectively, the “Transferred Employees”). Any Business Employee or Union Employee who accepts the Buyer’s (or its Affiliate’s) offer of employment and who is described in clause (ii) or (iii) above as of immediately prior to the Closing shall continue to be employed by the Seller or one of its Affiliates; provided that, if a Business Employee or Union Employee returns to active employment, so long as such Business Employee or Union Employee returns to active employment (I) in the case of a Business Employee, within ninety (90) days of the Closing Date or, if longer, within the time period required by applicable Law and (II) in the case of a Union Employee, so long as such Union Employee returns to active employment within the time period specified within the Newnan Union Contract or, if longer, within the time period required by applicable Law, the Buyer (or its applicable Affiliate) shall offer employment to such Business Employee or Union Employee at such time.

(b) Commencing on the Closing Date and continuing for twelve (12) consecutive months thereafter, the Buyer shall, or shall cause one or more of its Affiliates to, provide each Transferred Business Employee with base salary or base wages, severance benefits and all other compensation and employee benefits that are substantially comparable in the aggregate to those that are provided to similarly situated employees of the Buyer as of the Closing Date. Notwithstanding anything in this Section 8.1(b) to the contrary, nothing in this Agreement shall, after the Closing Date, impose on the Buyer any obligation to retain any Transferred Employee in its employment and nothing in this Agreement other than the conditions set forth in Section 8.2(b) or the 12 month severance obligation described in Section 8.2(c), shall prevent the Buyer from amending, modifying or terminating any of its employee benefit plans or arrangements following the Closing.

Section 8.2 Employee Benefit Matters.

(a) Except as provided in this Section 8.2, as of the Closing Date or, if later, at such time as a Transferred Employee commences employment with the Buyer or its Affiliates, each such Transferred Employee shall cease to be an active participant under the Employee Benefit Plans in accordance with the terms of such plans. As of the Closing Date, the Transferred Employees shall be entitled to participate in the employee benefit plans and arrangements maintained by the Buyer or its Affiliates. Effective as of the Closing Date, the Buyer shall provide, or cause to be provided, health, life insurance, and accident, group insurance benefits and short-term and long-term disability benefits to all Transferred Business Employees and, to the extent applicable, their respective eligible dependents, in plans otherwise maintained by the Buyer, or for the benefit of the Buyer, subject to any applicable employee cost.

(b) Solely for purposes of eligibility and vesting and for the calculation of severance and vacation benefits and accruals (but not for determination of any other benefits) under the employee benefit or compensation plans, programs, policies, agreements and arrangements maintained by the Buyer and its Affiliate, the Buyer shall cause each Transferred Employee to be fully credited with his or her respective periods of service with the Seller (and any of its Affiliates or any predecessor entities thereof) before the Closing Date, to the same extent as such Transferred Employee was entitled, immediately prior to the Closing Date, to credit for such service under any similar Employee Benefit Plan; provided, however, that in no event shall such credit result in the duplication of benefits. In addition, the Buyer shall waive, or shall cause to be waived, any limitations or waiting periods as to pre-existing conditions, restrictions or exclusions for Transferred Employees under the Buyer’s employee benefit plans providing for health, medical, dental, vision and other similar benefits to the extent such condition for such Transferred Employee is covered under the Employee Benefit Plans and shall credit the Transferred Employees for any customary co-payments, deductibles, out of pocket maximums and the like, paid by them prior to the date of commencement of participation during the year in which such commencement occurs in satisfying any applicable co-payment, deductible, out-of-pocket or similar requirements.

(c) Effective as of the Closing Date and continuing for twelve (12) months thereafter, (i) each Transferred Business Employee shall be covered by the Buyer’s then applicable severance benefits with full recognition of the respective periods of service with the Seller, the Buyer and their respective Affiliates, which severance benefits shall be no less favorable than the severance benefits described in Schedule 8.2(c)(i) and (ii) Buyer shall assume and honor (except as set forth in Section 2.2(b)(v)), the severance and retention benefits under those certain agreements set forth in Schedule 8.2(c)(ii).

(d) As of the Closing Date and subject to Revenue Ruling 2002-32, the Seller shall cause the portion of its flexible reimbursement plan applicable to the Transferred Employees to be segregated into a separate component, and all account balances and salary reduction elections of such Transferred Employees in the Seller’s flexible reimbursement plan shall be transferred to a flexible reimbursement plan that the Buyer shall cause to be maintained for the duration of the calendar year in which the Closing Date occurs and shall administer such plan in accordance with its terms and applicable Law.

(e) The Seller shall retain as Excluded Liabilities all liabilities and obligations for all post-retirement medical and life insurance liabilities payable under the terms of the Seller’s post-retirement plans for former employees receiving post-retirement medical and life insurance benefits prior to the Closing Date.

(f) (i) Following the Closing, the Seller and its Affiliates shall retain and be responsible for, as Excluded Liabilities (and shall indemnify and hold harmless the Buyer and its

Affiliates from and against) any and all liabilities and obligations (x) under the Employee Benefit Plans, regardless of whether such plan is disclosed in the Seller Disclosure Schedules, including for any severance, retention, transaction or other similar payments that may become payable under any Employee Benefit Plan in connection with the consummation of the transactions contemplated hereby (either alone or in combination with any other event) and (y) any and all other liabilities and obligations relating to the compensation and employee benefits of (1) the Employees, whenever arising or occurring; (2) the Business Employees who do not become Transferred Business Employees, whenever arising or occurring; (3) the Union Employees who do not become Transferred Union Employees, whenever arising or occurring; and (4) subject to any and all provisions to the contrary in this Article VIII, the Transferred Employees to the extent arising or occurring prior to the Closing.

(ii) From and following the Closing, the Buyer and its Affiliates shall retain and be responsible for, as Assumed Liabilities (and shall indemnify and hold harmless the Seller and its Affiliates from and against) any and all liabilities and obligations, (x) with respect to Transferred Employees from and following the Closing for any employee pension, welfare, fringe or incentive compensation, severance, retention, transaction or other similar payments that may become payable from or following the Closing under any employee benefit plan, program, agreement or arrangement of the Buyer or any of its Affiliates, including in connection with the consummation of the transactions contemplated hereby (either alone or in combination with any other event) whenever arising or occurring and (y) any and all liabilities and obligations assumed by the Buyer or its Affiliates pursuant to this Article VIII.

(g) Subject to any necessary consent from the union, and the limitations set forth in Section 2.2, effective as of the Closing Date:

(i) Commencing on the Closing Date, the Buyer shall, or shall cause one of its Affiliates to, provide Transferred Union Employees with compensation and employee benefits as provided under the Newnan Union Contract as in effect from time to time; provided, however, that (i) the Buyer shall not be required to offer an employee stock purchase plan, and with respect to the obligations to provide insurance and retirement benefits pursuant to Sections 13 and 14 of the Newnan Union Contract, the Buyer shall, or shall cause one of its Affiliates to, provide Transferred Union Employees with the same level of benefits pursuant to employee benefit plans and arrangements maintained by the Buyer or its Affiliates and (ii) Seller shall remain liable as an Excluded Liability for a pro rata portion of the 3% annual contribution payable under section 14.2 of such Contract with respect to periods prior to the Closing Date; and

(ii) To the extent Buyer or its Affiliate is not able to provide a group health plan for the Transferred Union Employees as required under Section 13 of the Newnan Union Contract as of the Closing Date, subject to any necessary consent from the union, Seller shall offer each Transferred Union Employee coverage under 4980B of the Code with respect to Seller’s group health plan covering such employees for up to sixty (60) days and, to the extent agreed to by the union and elected by the Transferred Union Employee, Buyer shall pay COBRA premiums directly to Seller (and withhold from the Transferred Union Employees the otherwise applicable employee costs for such group health plan as such costs for current employee coverage may be governed by Newnan Union Contract).

Section 8.3 Defined Contribution Plans. As of the Closing Date, or, if later, at such time as a Transferred Employee commences employment with the Buyer or its Affiliates, with respect to any Defined Contribution Plan of the Seller maintained by or for the benefit of any of the Transferred Employees, the Transferred Employees shall cease to participate in such Defined Contribution Plan. The Seller shall or shall cause its Affiliates to amend any such Defined Contribution Plan to fully vest Transferred Employees immediately prior to the Closing Date in their benefits under such Defined Contribution Plan. As of the Closing Date or as soon as practicable thereafter, each Transferred Employee shall be permitted to elect a distribution (in accordance with the terms of the Defined Contribution Plan) of his or her account balance in the Defined Contribution Plan of the Seller and also shall be permitted (in accordance with the terms of the Defined Contribution Plan) to roll over his or her account balances in such plan to the Defined Contribution Plan of the Buyer, including the ability to roll over any existing loans under the Seller’s Defined Contribution Plan, for 30 days after the Closing Date. The Seller and the Buyer shall take all actions necessary or appropriate, and shall cooperate with each other to accomplish and facilitate the foregoing, and, from and following the Closing Date, the Buyer shall be solely responsible for obtaining any employees’ elections with respect to the Buyer’s Defined Contribution Plan, to the extent not obtained prior to the Closing Date, regarding the roll over of account balances, including loans.

Section 8.4 Defined Benefit Plans. As of the Closing Date, or, if later, at such time as a Transferred Employee commences employment with the Buyer or its Affiliates, the Transferred Business Employees shall be considered terminated participants under any Defined Benefit Plan maintained by the Seller in which such Transferred Business Employees participated prior to the Closing Date and shall cease to accrue benefits thereunder. The Seller shall retain, and neither the Buyer nor any of its Affiliates shall be responsible for any liability or obligation under any Defined Benefit Pension Plan maintained by the Seller in which the Transferred Business Employees participated prior to the Closing Date.

Section 8.5 Compliance with WARN. With respect to the Transferred Employees, the Buyer shall have full responsibility under the Worker Adjustment and Retraining Notification Act of 1988, as amended (WARN), and any other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff occurring on or after the Closing Date.

Section 8.6 Workers’ Compensation Claims. The Seller shall be responsible for and shall pay any and all workers’ compensation and other similar statutory claims asserted by or with respect to the Transferred Employees before the Closing Date with respect to any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred in whole before the Closing Date. The Buyer shall be responsible for and shall pay any and all workers’ compensation and other similar statutory claims asserted by or with respect to any Transferred Employees any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred in whole on or after the Closing Date. If the liabilities for any claims for injuries or other compensable events or occupational illnesses or diseases of any Transferred Employee who was employed by the Seller before the Closing Date and was employed by the Buyer or an Affiliate on or after the Closing Date is attributable in part to causes occurring before the Closing Date and in part to causes occurring on or subsequent to the Closing Date and is the basis of a workers’ compensation or other similar statutory claim, the liability for any such claims shall be shared by the Seller and the Buyer in the proportion of the period of employment of such Transferred Employee with the Seller and the period of employment with Buyer or any of its Affiliates. In the event that one party hereto is required by an applicable state workers’ compensation law to pay workers’ compensation otherwise allocated to the other party pursuant to this Section 8.6, the party obligated to pay such amount pursuant to this Section shall reimburse the paying party.

Section 8.7 Incentive Compensation Payments. The Seller shall make pro-rata incentive compensation payments pursuant to The Economic Value Added Incentive Compensation Plan (the “Seller IC Plans”) for the 2009 incentive compensation period prior to the Closing Date to the Transferred Employees who are participants in such Seller IC Plans as of the Closing Date. The incentive compensation payment for each such Transferred Employee shall be determined at target and in accordance with the formula set forth in, and other terms of, such Seller IC Plans, as in effect on the Effective Date and shall be pro-rated by multiplying each such incentive compensation payment by a fraction the numerator of which is the number of days from the beginning of the applicable incentive compensation period to the Closing Date and the denominator of which is the number of days in the applicable incentive compensation period. The Seller shall retain, and neither the Buyer nor any of its Affiliates shall be responsible for, any liability or obligation for any payments that are or become due to Transferred Employees under the Seller IC Plans.

Section 8.8 Accrued Vacation. The Seller shall timely advise the Buyer of the amount of accrued and unused vacation time as of the Closing Date for each Transferred Business Employee. The Buyer shall permit each Transferred Business Employee to take vacation days for the amounts of accrued but unused vacation as of the Closing Date by December 31, 2010 consistent with the policy in effect immediately prior to the Closing, including and subject to the 50% limitation on carryovers, and in accordance with the business needs of the Buyer.

Article IX

CLOSING CONDITIONS

Section 9.1 Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the Closing and consummate the transactions contemplated by this Agreement are subject to satisfaction (or waiver by the Buyer in its sole discretion) on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of the Seller set forth in Article IV or in any Ancillary Document and in any certificate or other writing delivered pursuant hereto (i) that are qualified by materiality or material adverse effect shall be true and correct in all respects or (ii) that are not qualified by materiality or material adverse effect shall be true and correct in all material respects, in each case at and as of the Effective Date and as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent expressly made as of another date, in which case as of such date);

(b) the Seller shall have performed or complied with, in all material respects, its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Closing Date;

(c) the Seller shall have delivered to the Buyer a certificate executed as of the Closing Date by an executive officer of the Seller to the effect that the conditions set forth in Sections 9.1(a) and (b) are fully satisfied;

(d) there shall not be any judgment, order, decree, stipulation, injunction or charge issued by any court of competent jurisdiction or any other Governmental Entity in effect preventing consummation of the transactions contemplated by this Agreement;

(e) the Seller shall, or shall have caused the discharge of (including filing of appropriate termination statements), of all Liens set forth on Schedule 9.1(e);

(f) the union party to the Newnan Union Contract shall have consented to the assumption of the Newnan Union Contract and shall have consented to the amendment of such Contract in a manner to enable Buyer to assume and discharge the obligations thereunder from and after the Closing, including replacement of retirement and welfare benefits as provided in Section 8.2 and the elimination of any requirement to provide an employee stock purchase plan to union employees;

(g) the Seller shall have delivered to the Buyer:

(i) a duly executed counterpart of a bill of sale and assignment and assumption agreement, with respect to certain assets and liabilities of the Seller, in substantially the form attached hereto as Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”); provided, however, that in connection with the assignment and assumption of the Real Property Leases, the Parties shall execute separate assignment and assumption documents (the “Lease Assignment and Assumption”) consistent with the terms of this Agreement and the Bill of Sale and Assignment and Assumption Agreement (as that document relates to the assignment of the Real Property Leases) if such separate Lease Assignment and Assumption must be delivered to a landlord under the Real Property Lease;

(ii) a consent to the assignment of the Real Property Lease from the landlord thereunder in a form reasonably acceptable to the Buyer;

(iii) a duly executed counterpart of an assignment of trademarks in substantially the form attached hereto as Exhibit C (the “Assignment of Trademarks”);

(iv) a duly executed counterpart of an assignment of patents in substantially the form attached hereto as Exhibit D (the “Assignment of Patents”); and

(v) a duly executed counterpart of a transition administrative services agreement in or substantially in the form attached hereto as Exhibit F (the “Transition Administrative Services Agreement”); and

(vi) a certificate from the Seller (in form and substance reasonably acceptable to the Buyer) certifying the Seller’s non-foreign status in accordance with Section 1445 of the Code and the regulations promulgated thereunder.

Section 9.2 Conditions to Obligations of the Seller. The obligations of the Seller to effect the Closing and consummate the transactions contemplated by this Agreement is subject to satisfaction (or waiver by the Seller in its sole discretion) on or prior to the Closing Date of the following conditions:

(a) The representations and warranties of the Buyer set forth in Article V or in any Ancillary Document and in any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects, in each case at and as of the Effective Date and as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent expressly made as of another date, in which case as of such date).

(b) the Buyer shall have performed or complied with, in all material respects, all of its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Closing Date;

(c) the Buyer shall have delivered to the Seller a certificate executed as of the Closing Date by an executive officer of the Buyer to the effect that each of the conditions specified in Sections 9.2(a) and (b) above is fully satisfied;

(d) subject to the terms set forth in Sections 2.2 and the satisfaction of the condition set forth in Section 9.1(f), the Buyer shall have assumed the Purchased Contracts (including the Newnan Union Contract with respect to the Transferred Union Employees);

(e) there shall not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of the transactions contemplated by this Agreement; and

(f) the Buyer shall have delivered to the Seller:

(i) the Purchase Price by wire transfer of immediately available funds to the account or accounts designated by the Seller;

(ii) a duly executed counterpart of the Bill of Sale and Assignment and Assumption Agreement and a separate Lease Assignment and Assumption if such separate Lease Assignment and Assumption must be delivered by the Seller to a landlord in accordance with Section 9.2(f)(ii);

(iii) a duly executed counterpart of the Assignment of Trademarks;

(iv) a duly executed counterpart of the Assignment of Patents;

(v) a duly executed counterpart of the Transition Administrative Services Agreement; and

(vi) applicable sales tax exemption certificate(s).

Article X

REMEDIES

Section 10.1 Survival. The representations and warranties of the Parties contained in this Agreement and in the Ancillary Documents shall survive until the one-year anniversary of the Closing Date. The covenants or agreements of the Parties contained in this Agreement and the Ancillary Documents shall survive the Closing indefinitely, except that those covenants and agreements which by their express terms are to be performed or observed for specified periods shall survive until the expiration of such specified period. Notwithstanding anything to the contrary, no claim may be made with respect to any representations or warranties under this Agreement or any Ancillary Document after the expiration of the applicable survival period set forth in this Section 10.1; provided, however, that any claim in respect of which notice has been given hereunder prior to the expiration of the applicable survival period shall survive until such claim is finally resolved.

Section 10.2 Indemnification by the Seller.

(a) Subject to the terms and conditions of this Article X, from and after the Closing, the Seller agrees to reimburse, indemnify and hold harmless the Buyer, its directors, officers, employees, agents, representatives and its present and future Affiliates (each, a “Buyer Indemnified Party”) from, against and in respect of any and all Losses incurred by any Buyer Indemnified Party resulting from, or that exist or arise due to, any of the following (collectively, “Buyer Claims”):

(i) prior to their expiration in accordance with Section 10.1, any inaccuracy of any representation or the breach of any warranty when made or deemed made by the Seller in this Agreement;

(ii) the breach or default in performance of any covenant or agreement of the Seller pursuant to this Agreement or any Ancillary Document;

(iii) the Excluded Liabilities; and

(iv) any non-compliance with bulk transfer or similar law, notwithstanding the acknowledgement contained in Section 6.3.

(b) Notwithstanding any other provision of this Agreement, including Section 10.2(a), the obligations of the Seller pursuant to Section 10.2(a)(i) shall: (i) not apply to any Buyer Claims until, and then only to the extent that, the Losses incurred by all Buyer Indemnified Parties exceed $500,000 (the “Basket”); (ii) not apply to any individual Buyer Claim with respect to which the Losses incurred by the Buyer Indemnified Party (excluding any attorneys’ fees relating to such Losses) are less than $25,000; and (iii) be limited to, and shall not in any event exceed, the aggregate cumulative amount of $5,000,000 (the “Cap”).

(c) For purposes of this Article X, any inaccuracy in or breach of any representation or warranty shall be determined (other than determinations relating to Sections 4.3, 4.6, 4.9(d), the first sentence of Section 4.13, 4.18(a) and 4.19(a)) without regard to any materiality, “material adverse effect” or similar qualification, and without regard to any qualification or requirement that a matter be or not be “reasonably expected” to occur, contained in or otherwise applicable to such representation or warranty.

Section 10.3 Indemnification by the Buyer.

(a) Subject to the terms and conditions of this Article X, and without limiting any representations and warranties of the Seller herein, from and after the Closing, the Buyer agrees to reimburse, indemnify and hold harmless the Seller, and their directors, officers, employees, agents, representatives and their present and future Affiliates (each, a “Seller Indemnified Party”) from, against and in respect of any and all Losses incurred by any Seller Indemnified Party resulting from, or that exist or arise due to, any of the following (collectively, “Seller Claims,” and together with Buyer Claims, “Claims”):

(i) prior to their expiration in accordance with Section 10.1, any inaccuracy of any representation or the breach of any warranty when made or deemed made by the Buyer in this Agreement or in any Ancillary Document;

(ii) the breach or default in performance of any covenant or agreement of the Buyer pursuant to this Agreement;

(iii) the Assumed Liabilities; and

(iv) any use of the Excluded Names pursuant to Section 7.7(b).

(b) Notwithstanding any other provision of this Agreement, including Section 10.3(a), the obligations of the Buyer pursuant to Section 10.3(a)(i) shall: (i) not apply to any Seller Claims until, and then only to the extent that, the Losses incurred by all Seller Indemnified Parties exceed the Basket; (ii) be limited to, and shall not exceed, the Cap; and (iii) shall not apply to any individual Seller Claim with respect to which the Losses incurred by the Seller Indemnified Party (excluding any attorneys’ fees relating to such Losses) are less than $25,000.

Section 10.4 Procedures for Indemnification.

(a) No Party shall be liable for any Claim for indemnification under this Article X unless written notice of a Claim for indemnification is delivered by the party seeking indemnification (the “Indemnified Party”) to the Party from whom indemnification is sought (the “Indemnifying Party”) prior to the expiration of the applicable survival period, if any, set forth in this Article X. If any third party notifies the Indemnified Party with respect to any matter which may give rise to a Claim for indemnification (a “Third Party Claim”) against the Indemnifying Party under this Article X, then the Indemnified Party shall promptly notify the Indemnifying Party promptly thereof in writing after receiving notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is prejudiced thereby. All notices given pursuant to this Section 10.4 relating to a Third Party Claim shall describe with reasonable specificity such Third Party Claim and the basis of the Indemnified Party’s Claim for indemnification. Upon the Indemnified Party giving notice of the Third Party Claim to the Indemnifying Party, the Indemnifying Party shall be entitled to participate therein and, to the extent desired, to assume the defense thereof with counsel of its choice (at the expense of such Indemnifying Party); provided that counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party provides the Indemnified Party with notice of its determination to assume the defense of such Third Party Claim, the Indemnified Party may nevertheless participate in (but not control) such defense, but the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim, other than reasonable costs of investigation, unless (i) the Indemnifying Party does not actually assume the defense thereof following notice of such election or (ii) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that the Indemnified Party has available to it one or more defenses that are unavailable to the Indemnifying Party. If the Indemnifying Party does not assume the defense of such Third Party Claim, the Indemnified Party shall have the right (i) to undertake the defense of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the limitations on the Indemnifying Party’s obligations to indemnify as set forth in this Article X) and (ii) to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder.

(b) Neither the Indemnified Party nor the Indemnifying Party shall, without the prior written consent of the other party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim; provided that the Indemnifying Party may settle, compromise or discharge any Third Party Claim the defense of which was assumed by the Indemnifying Party if such settlement, compromise or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party or grant any relief other than the payment of money damages.

Section 10.5 Certain Limitations.

(a) NOTWITHSTANDING ANY OTHER PROVISION HEREIN, AN INDEMNIFYING PARTY SHALL NOT BE LIABLE UNDER THIS ARTICLE X IN RESPECT OF ANY CLAIM FOR INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING CONSEQUENTIAL DAMAGES RESULTING FROM BUSINESS INTERRUPTION OR LOST PROFITS, EXCEPT TO THE EXTENT SUCH DAMAGES ARE PAYABLE TO A THIRD PARTY AND PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT BE INTERPRETED TO PRECLUDE RECOVERY BASED UPON ANY DIMINUTION IN THE VALUE OF THE PURCHASED ASSETS UPON A BREACH OF A REPRESENTATION, WARRANTY OR COVENANT OR THIS AGREEMENT.

(b) The obligations of the Indemnifying Party to provide indemnification under this Article X shall be terminated, modified or abated as appropriate to the extent that the underlying Claim is based, in whole or in part, on the bad faith or willful misconduct of the Indemnified Party,

Section 10.6 Certain Benefits. The amount of any indemnification payable under this Article X shall be net of any insurance proceeds paid to the Indemnified Party under any policies of insurance covering the Loss giving rise to the Claim. The Indemnified Party shall use commercially reasonable efforts to collect any such insurance and shall account to the Indemnifying Party therefor. If, at any time subsequent to the Indemnified Party receiving an indemnity payment for a Claim under this Article X, the Indemnified Party receives payment in respect of the Loss underlying such Claim through recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against another Person, the amount of such payment, less any costs, expenses or premiums incurred directly in connection therewith, shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

Section 10.7 Treatment of Indemnity Payments. All indemnification payments (including any adjustments thereto) made pursuant to this Agreement shall be treated by the Parties as adjustments to the Purchase Price.

Section 10.8 Exclusive Remedy. Other than as set forth in Section 12.6, from and after the Closing, the remedies provided in this Article X and/or in Section 7.4 shall be the sole and exclusive remedies of the Parties (and all Indemnified Parties) for all disputes arising out of or relating to this Agreement, and shall supersede and replace all other rights and remedies that any of the Parties may have under any Law other than in the case of fraud or willful misconduct.

Section 10.9 Mitigation. Each Party agrees to use commercially reasonable efforts to mitigate any Loss which forms the basis of a Claim hereunder, provided that any costs reasonably incurred in connection therewith shall constitute indemnifiable Losses hereunder .

Article XI

TERMINATION

Section 11.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) the Seller and the Buyer may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) either the Seller or the Buyer may terminate this Agreement by giving written notice to the other Party, if (i) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (ii) any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Buyer or the Seller from consummating the Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(c) the Buyer may terminate this Agreement by giving written notice to the Seller at any time after November 30, 2009 if the Closing has not occurred on or before November 30, 2009 by reason of the failure of any condition set forth in Section 9.1 to have been satisfied; provided that the right of the Buyer to terminate this Agreement under this Section 11.1(c) shall not be available if the Buyer has breached in any material respect any of its obligations under this Agreement in a manner that has contributed to the failure to consummate the Closing at or before such time; or

(d) the Seller may terminate this Agreement by giving written notice to the Buyer at any time after November 30, 2009, if the Closing has not occurred on or before November 30, 2009 by reason of the failure of any condition set forth in Section 9.2 to have been satisfied; provided that the right of the Seller to terminate this Agreement under this Section 11.1(d) shall not be available if the Seller has breached in any material respect its obligations under this Agreement in a manner that has contributed to the failure to consummate the Closing at or before such time.

Section 11.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.1, all obligations and liabilities of the Parties hereunder shall terminate and become void; provided (i) nothing herein shall relieve any Party from liability for any breach of any representation, warranty, covenant or agreement in this Agreement prior to the date of termination, and (ii) the Confidentiality Agreement, Article I, this Article XI, and Article XII shall remain in full force and effect and survive any termination of this Agreement.

Article XII

MISCELLANEOUS

Section 12.1 Notices. Any notice, request, instruction or other document to be given hereunder shall be sent in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, postage prepaid, or sent by facsimile, according to the instructions set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable, overnight courier service; at the time received, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile.

If to the Seller:	Ball Plastic Container Corp.
10 Longs Peak Drive
Broomfield, CO 80021-2510
Attention: Charles E. Baker
Facsimile No.: (303) 460-2691

with a copy to (which shall not constitute notice):	Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, IL 60655
Attention: Shilpi Gupta, Esq.
Facsimile No.: (312) 407-0411

If to the Buyer:	BWAY Corporation
8607 Roberts Drive
Suite 250
Atlanta, GA 30350
Attention: Mr. Michael B. Clauer
Facsimile No.: (770) 645-4810

with a copy to (which shall not constitute notice):	Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Kevin M. Schmidt, Esq.
Facsimile No.: (212) 909-6836

or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.

Section 12.2 Expenses; No Offset. Except as expressly provided in this Agreement, each of the Buyer and the Seller, and its Affiliates, shall bear its own costs and expenses (including legal, accounting, brokers, finders, and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated. Neither Party shall be entitled to make any offset against amounts due to the other Party pursuant to this Agreement, the Ancillary Documents or otherwise.

Section 12.3 Seller Disclosure Schedules. The representations and warranties of the Seller set forth in Article IV are made and given subject to the disclosures contained in the Seller Disclosure Schedules corresponding to the specific representation and warranty. Inclusion of information in the Seller Disclosure Schedules shall not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Business or the Purchased Assets, taken in part or as a whole, or as an admission of liability or obligation of the Seller to any third party. The specific disclosures set forth in the Seller Disclosure Schedules have been organized to correspond to Section references in Article IV to which the disclosure relate, together with appropriate cross references when disclosure is applicable to other Sections of Article IV; provided, however, that disclosure of a matter in the Seller Disclosure Schedules shall apply to and shall be deemed to be disclosed for the purposes of any other Section of the Seller Disclosure Schedules to the extent (but only to the extent) it is reasonably apparent that disclosure of such matter should apply to such Section.

Section 12.4 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party, provided that the Buyer may designate one or more of its direct or indirect subsidiaries to purchase all or a portion of the Purchased Assets (and assume the applicable Assumed Liabilities) or assign to them any other rights or obligations contained in this Agreement or any Ancillary Agreement, and in such event such assignee will be deemed to be the Buyer in respect of such assigned rights or obligations provided that the Buyer remains liable for the obligations so assigned. Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 12.5 Amendment; Waiver; Etc. This Agreement may be amended by a written instrument executed and delivered by a duly authorized officer of each of the Seller and the Buyer, respectively. At any time prior to the Closing, the Parties may mutually agree to extend the time for performance of or waive compliance with any of the covenants or agreements of the other Party to this Agreement, and may waive any breach of the representations or warranties of such other Party. No agreement extending or waiving any provision of this Agreement shall be valid or binding unless it is in writing and is executed by a duly authorized officer and delivered by or on behalf of the Party against which it is sought to be enforced. The rights and remedies of the Parties in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of the Seller and the Buyer’s rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including by any of its advisors, consultants or representatives) or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Buyer’s waiver of any condition set forth in Section 9.1.

Section 12.6 Severability; Specific Performance. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Each Party acknowledges and agrees that the other Party may be irreparably damaged if any provision of this Agreement is not performed in accordance with its terms or otherwise is breached. Accordingly, each Party agrees that the other Party may be entitled, subject to a determination by a court of competent jurisdiction, to injunctive relief to prevent any such failure of performance or breach and to enforce specifically this Agreement and any of the terms and provisions hereof.

Section 12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement.

Section 12.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

Section 12.9 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person or entity other than the Parties hereto, their respective successors and permitted assigns and the Buyer Indemnified Parties and the Seller Indemnified Parties to the extent specifically provided under Article X. Without limiting the foregoing, the Seller and the Buyer acknowledge and agree that all provisions contained in this Article VIII with respect to the Transferred Employees are included for the sole benefit of the Seller, the Buyer and their respective Affiliates and that nothing in this Article VIII, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any Employee, Business Employee, or Union Employee, any participant in any existing employee benefit plan or arrangement or any dependent or beneficiary thereof or (ii) to continued employment with the Seller, the Buyer or any of their respective Affiliates.

Section 12.10 Entire Agreement. This Agreement and the Ancillary Documents collectively constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, and neither Party is relying upon, any prior or contemporaneous understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 12.11 Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are made a part of this Agreement as if set forth fully herein.

Section 12.12 Governing Law, etc. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. The Buyer and the Seller hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each Party irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a Delaware State or federal court. Each Party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each Party hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each Party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.1, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 12.13 Public Announcement. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written consent of the other Party, provided that either Party may make any public disclosure it believes in good faith is required by Law or any listing agreement concerning its publicly-traded securities, in which case the disclosing Party shall use its commercially reasonable efforts to advise the other Party prior to making such disclosure.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement on the date first written above.

BALL PLASTIC CONTAINER CORP.

By:	/s/ John A. Hayes
	Name:	John A. Hayes
	Title:	Chief Operating Officer

BWAY CORPORATION

By:

Name:

Title:

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement on the date first written above.

BALL PLASTIC CONTAINER CORP.

By:

Name:

Title:

BWAY CORPORATION

By:	/s/ Michael B. Clauer
	Name:	Michael B. Clauer
	Title:	Executive Vice President and Chief Financial Officer